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BANNER CORPORATION
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March 23, 2020

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Banner Corporation.  The meeting will be held at the Marcus Whitman Hotel, 6 W. Rose Street, Walla Walla, Washington, on Wednesday, April 29, 2020, at 10:00 a.m., local time.

The Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the meeting.  During the meeting, we will also report on our operations.  Directors and officers of Banner Corporation, as well as a representative of Moss Adams LLP, our independent registered public accounting firm, will be present to respond to relevant questions of shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to promptly vote.  You may vote your shares via the Internet or a toll-free telephone number, or by completing and mailing the enclosed proxy card.  If you attend the meeting, you may vote in person even if you have previously submitted your proxy.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Mark J. Grescovich
Mark J. Grescovich President and Chief Executive Officer

BANNER CORPORATION
10 S. FIRST AVENUE
WALLA WALLA, WASHINGTON 99362
(509) 527-3636

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 29, 2020

Notice is hereby given that the 2020 annual meeting of shareholders of Banner Corporation will be held at the Marcus Whitman Hotel, 6 W. Rose Street, Walla Walla, Washington, on Wednesday, April 29, 2020, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

Proposal 1.	Election of three directors to each serve for a three-year term.

Proposal 2.	Advisory (non-binding) approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 3.	Ratification of the Audit Committee’s appointment of Moss Adams LLP as our independent registered public accounting firm for 2020.

We will also consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.  As of the date of this notice, we are not aware of any other business to come before the annual meeting.

Important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held on April 29, 2020.  Our Proxy Statement, proxy card and 2019 Annual Report to Shareholders are available at www.bannerbank.com/proxymaterials.  Directions to attend the annual meeting, where you may vote in person, can be found online at http://www.marcuswhitmanhotel.com/about/getting-here.

The Board of Directors has fixed the close of business on March 2, 2020 as the record date for the annual meeting.  This means that shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by submitting your vote via the Internet or telephone, or by signing, dating and mailing the enclosed proxy card which is solicited on behalf of the Board of Directors.  The proxy will not be used if you attend and vote at the annual meeting in person.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ CRAIG MILLER
CRAIG MILLER SECRETARY

Walla Walla, Washington
March 23, 2020

IMPORTANT: Voting promptly will save us the expense of further requests for proxies in order to ensure a quorum.  You may vote via the Internet or by telephone.  Alternatively, a proxy card and self-addressed envelope are enclosed for your convenience.  No postage is necessary if mailed in the United States.

TABLE OF CONTENTS

Information About the Annual Meeting	1

Security Ownership of Certain Beneficial Owners and Management	4

Proposal 1 – Election of Directors	6

Meetings and Committees of the Board of Directors	9

Directors’ Compensation	15

Compensation Discussion and Analysis	16

Executive Compensation	26

Proposal 2 – Advisory Vote on Executive Compensation	34

Audit Committee Matters	35

Proposal 3 – Ratification of Independent Registered Public Accounting Firm	36

Miscellaneous	36

Shareholder Proposals	37

PROXY STATEMENT
OF
BANNER CORPORATION
10 S. FIRST AVENUE
WALLA WALLA, WASHINGTON 99362
(509) 527-3636

ANNUAL MEETING OF SHAREHOLDERS
APRIL 29, 2020

The Board of Directors of Banner Corporation is using this Proxy Statement to solicit proxies from our shareholders for use at the 2020 annual meeting of shareholders.  We are first mailing this Proxy Statement and the form of proxy to our shareholders on or about March 23, 2020.

The information provided in this Proxy Statement relates to Banner Corporation and its wholly-owned subsidiaries, Banner Bank and Islanders Bank.  Banner Corporation may also be referred to as “Banner” and Banner Bank and Islanders Bank may also be referred to as the “Banks.”  References to “we,” “us” and “our” refer to Banner and, as the context requires, the Banks.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Wednesday, April 29, 2020
Time:	10:00 a.m., local time
Place:	Marcus Whitman Hotel, 6 W. Rose Street, Walla Walla, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	Election of three directors to each serve for a three-year term.

Proposal 2.	Advisory (non-binding) approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 3.	Ratification of the Audit Committee’s appointment of Moss Adams LLP as our independent registered public accounting firm for 2020.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this Proxy Statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Who is Entitled to Vote?

We have fixed the close of business on March 2, 2020 as the record date for shareholders entitled to notice of and to vote at our annual meeting.  Only holders of record of Banner’s common stock on that date are entitled to notice of and to vote at the annual meeting.  You are entitled to one vote for each share of Banner common stock you own.  On March 2, 2020, there were 35,282,502 shares of Banner common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  You are a shareholder of record if your shares of Banner common stock are held in your name.  The response to this question provides voting instructions only for shareholders of record.  If you are a beneficial owner of Banner common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question and response.

Shares of Banner common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting.  You can always change your vote at the meeting if you are a shareholder of record.

Shareholders may vote by proxy via the Internet or a toll-free telephone number, or by mailing a proxy card. Instructions for voting are found on the proxy card.  Shares of Banner common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR election of each of our director nominees, FOR advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement and FOR ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for 2020.  If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse or other party and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee (“nominee”), the nominee, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If you do not give instructions to the nominee, the nominee may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.”  The proposal to elect directors and the advisory vote on executive compensation are considered non-discretionary items; therefore, you must provide instructions to the nominee in order to have your shares voted with respect to these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you must obtain a written proxy in your name from the nominee who holds your shares.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of Banner common stock entitled to vote at the annual meeting will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the meeting is adjourned for 120 days or more.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Banner’s Amended and Restated Bylaws provide for the election of directors by a majority of the votes cast by shareholders in uncontested elections.  Accordingly, in an uncontested election, the number of shares voted “for” a director nominee must exceed the number of shares voted “against” the nominee, in order for that nominee to be elected.  The following are not considered votes cast: (1) a share whose ballot is marked as abstain; (2) a share otherwise present at the meeting but for which there is an abstention; and (3) a share otherwise present at the meeting as to which a shareholder of record gives no authority or direction.  The term of any director who was a director at the time of the election but who does not receive a majority of votes cast in an election held under the majority vote standard will continue to serve as a director until terminated on the earliest to occur of: (1) 90 days after the date election results are determined; (2) the date the Board appoints a new director to fill the position; or (3) the date and time the director’s resignation is effective.

Banner’s Amended and Restated Bylaws provide that an election is considered a contested election if there are shareholder nominees for director pursuant to the advance notice provision, and who are not withdrawn by the advance notice deadline set forth in Banner’s Articles of Incorporation.  If the Board determines there is a contested election, the election of directors will be held under a plurality standard.  Under the plurality standard, the nominees who receive the highest number of votes for the directorships for which they have been nominated will be elected.

Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or against each nominee, or shareholders may abstain from voting.  Abstentions and broker non-votes will have no effect on the outcome of the election.  Our Board of Directors unanimously recommends that you vote FOR the election of each of our director nominees.

Vote Required to Approve Proposal 2: Advisory Approval of Executive Compensation

The advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions and broker non-votes will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers.

Vote Required to Approve Proposal 3: Ratification of the Appointment of the Independent Registered Public Accounting Firm

Ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of the independent registered public accounting firm.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying Banner’s Secretary in writing before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you are a shareholder of record and wish to vote in person at the annual meeting, we will give you a ballot at the annual meeting.  However, if your shares are held in “street name” and you wish to vote in person at the annual meeting, you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 2, 2020, the voting record date, information regarding share ownership of:

•
those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of Banner’s common stock other than directors and executive officers;

•	each director and director nominee of Banner;

•	each executive officer named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of Banner and Banner Bank as a group.

Persons and groups who beneficially own in excess of five percent of Banner’s common stock are required to file with the U.S. Securities and Exchange Commission (“SEC”), and provide copies to us, reports disclosing their ownership under the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”).  To our knowledge, no other person or entity, other than those set forth below, beneficially owned more than five percent of the outstanding shares of Banner’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if that person has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, restricted share units that will vest within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  As of the voting record date, there were 35,282,502 shares of Banner common stock outstanding.

Name	Number of Shares Beneficially Owned (1)		Percent of Voting Shares Outstanding (%)

Beneficial Owners of More Than 5%
BlackRock, Inc.	5,044,333	(2)	14.20
The Vanguard Group	3,653,702	(3)	10.29
Dimensional Fund Advisors LP	2,386,067	(4)	6.72

Directors
Cheryl R. Bishop	297,418		*
Connie R. Collingsworth	5,461	(5)	*
Roberto R. Herencia	3,803		*
David A. Klaue	105,911		*
John R. Layman	22,109	(6)	*
David I. Matson	3,407		*
Brent A. Orrico	78,925	(7)	*
Kevin F. Riordan	2,097		*
Merline Saintil	2,710		*
Terry Schwakopf	1,803		*

Named Executive Officers
Mark J. Grescovich**	96,607		*
Peter J. Conner	16,860		*
Richard B. Barton	10,597	(8)	*
Cynthia D. Purcell	6,932		*
Judith A. Steiner	4,470		*

All Executive Officers and Directors as a Group (26 persons)	751,753		2.13
___________
*	Less than 1% of shares outstanding.
**	Also a director of Banner.
(1)
Shares of restricted stock granted under the 2012 Restricted Stock and Incentive Bonus Plan and the 2014 Omnibus Incentive Plan (Amended and Restated), as to which holders have voting but not investment power, are included as follows: Ms. Bishop, 918 shares; Mr. Herencia, 1,033 shares; Mr. Orrico, 1,377 shares; Mr. Riordan, 1,101 shares; Mr. Grescovich, 2,342 shares; Mr. Conner, 637 shares; Mr. Barton, 601 shares; Ms. Purcell, 694 shares; Ms. Steiner, 468 shares and all executive officers and directors as a group, 13,029 shares.  Also includes the following number of restricted share units vesting within 60 days of the record date: Mr. Grescovich,5,270 units; Mr. Conner, 1,534 units; Mr. Barton, 1,316 units; Ms. Purcell, 1,519 units; and Ms. Steiner, 1,248 units; and all executive officers as a group, 19,114 units. The beneficial ownership table in last year’s proxy statement included unvested performance awards and unvested restricted stock units that do not have voting rights.

(2)
Based on a Schedule 13G/A dated February 3, 2020, which reports sole voting power over 4,896,643 shares and sole dispositive power over 5,044,333 shares. According to this filing, the interest of iShares Core S&P Small-Cap ETF is more than 5% of Banner’s total outstanding stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(3)
Based on a Schedule 13G/A dated February 12, 2020  which reports sole voting power over 33,832 shares, shared voting power over 5,709 shares, sole dispositive power over 3,618,163 shares and shared dispositive power over 35,539 shares. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)
Based on a Schedule 13G dated February 12, 2020, which reports sole voting power over 2,310,143 shares and sole dispositive power over 2,386,067 shares. The address for Dimensional Fund Advisors is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)	Includes 100 shares held jointly with her husband.
(6)	Includes 9,414 shares which have been pledged.
(7)	Includes 33,855 shares owned by companies controlled by Mr. Orrico and 17,310 shares owned by trusts directed by Mr. Orrico.
(8)	Includes 4,319 shares owned by a family trust controlled by Mr. Barton.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of 11 members and is divided into three classes.  Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  The table below sets forth information regarding each director of Banner and each nominee for director.  The Corporate Governance/Nominating Committee of the Board of Directors selects nominees for election as directors.  Each of our nominees currently serves as a Banner director, and has consented to being named in this Proxy Statement and has agreed to serve if elected.  If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote FOR the election of Mark J. Grescovich, David A. Klaue and Merline Saintil, each for a three-year term.

Name	Age as of December 31, 2019	Year First Elected or Appointed Director	Term to Expire

Board Nominees
Mark J. Grescovich	55	2010	2023 (1)
David A. Klaue	66	2007	2023 (1)
Merline Saintil	43	2017	2023 (1)

Directors Continuing in Office
Roberto R. Herencia	60	2016	2021
John R. Layman	61	2007	2021
David I. Matson	75	2016	2021
Kevin F. Riordan	63	2018	2021
Terry Schwakopf	68	2018	2021
Cheryl R. Bishop	70	2018	2022
Connie R. Collingsworth	61	2013	2022
Brent A. Orrico	70	1999	2022
___________
(1) Assuming re-election.

Information Regarding Nominees for Election.  Set forth below is the present principal occupation and other business experience during the last five years of each nominee for election, as well as a brief discussion of the particular experience, qualifications, attributes and skills that led the Board to conclude that the nominee should serve as a director of Banner.

Mark J. Grescovich is President and Chief Executive Officer and a director of Banner Corporation and Banner Bank. Mr. Grescovich joined the Bank in April 2010 and became Chief Executive Officer in August 2010 following an extensive banking career specializing in finance, credit administration and risk management.  Under his leadership, Banner has grown from $4.7 billion in assets in 2010 to more than $12 billion in 2019 through organic growth and selective acquisition.  During that time, Mr. Grescovich has guided the expansion of Banner’s footprint to nearly 200 locations in four states.  Prior to joining Banner, Mr. Grescovich was the Executive Vice President and Chief Corporate Banking Officer for Akron, Ohio-based FirstMerit Corporation and FirstMerit Bank N.A., a commercial bank with $14.5 billion in assets and over 200 branch offices in three states. He assumed the role and responsibility for FirstMerit’s commercial and regional line of business in 2007, having served since 1994 in various commercial and corporate banking positions, including that of Chief Credit Officer. Prior to joining FirstMerit, Mr. Grescovich was a Managing Partner in corporate finance with Sequoia Financial Group, Inc. of Akron, Ohio, and a commercial and corporate lending officer and credit analyst with Society National Bank of Cleveland, Ohio.  He has a Bachelor of Business Administration degree in finance from Miami University and a Master of Business Administration degree, also in finance, from The University of Akron.

David A. Klaue served as Chairman of the Board of Directors of F&M Bank until its acquisition by Banner Bank in May 2007.  He is Chairman of the Board of Empire Lumber Co., a diversified wood products manufacturer with operations in Washington, Idaho and Montana, and of Park Ranch Land & Cattle Co., a cow/calf feeder and hay producer; he is also the Manager of EmpireAir, LLC, an air transportation company, and of Empire Investments, LLC, a real estate investment company.  Mr. Klaue has been affiliated with these companies for more than 35 years.  Additionally, he is a managing member in various other real estate investment, equipment and sales companies.  Mr. Klaue’s career has afforded him expertise in banking, business, agricultural and real estate management.

Merline Saintil is a Chief Operating Officer with experience assisting Fortune 500 and privately-held companies, including Intuit, Yahoo, PayPal, Adobe and Joyent, to develop global award-winning products.  From 2014 to 2018, Ms. Saintil was a senior executive in the Product & Technology group at Intuit.  In her role at Intuit, her core responsibilities included driving global strategic growth priorities, leading merger and acquisition integration and divestitures, and leading business operations for nearly half of Intuit’s workforce.  Before joining Intuit, Ms. Saintil served as Yahoo’s Head of Operations for Mobile & Emerging Products, where she rapidly scaled the engineering organization through acquisitions and organic growth.  Prior to joining Yahoo, Ms. Saintil increased her knowledge of technology and operations through a variety of roles at Joyent (2011-2013), PayPal (2010-2011), Adobe (2006-2010) and Sun Microsystems (2000-2006).  She has served as a member of the Board of Directors and the Audit Committee of ShotSpotter, Inc. (SSTI) since April 2019.  In addition to her business interests, Ms. Saintil is passionate about supporting women and youth in leadership and technology.  She has served on the Anita Borg Institute’s Nominating Committee for the Technical Leadership ABIE Award and on the Board of Directors of Iridescent, a global nonprofit dedicated to empowering underrepresented young people to become innovators and leaders through STEM learning that has supported over 100,000 students in 117 countries.  She has received numerous awards for her contributions to her community and support of women in technology, including being recognized by Business Insider as #6 on their list of the 22 Most Powerful Women Engineers in the World, Women of Influence 2017 by Silicon Valley Business Journal, and a Lifetime Achievement Award by Girls in Tech.  Ms. Saintil was also honored as one of WomenInc. magazine’s 2019 Most Influential Corporate Directors.  Ms. Saintil received a Bachelor of Science degree from Florida A&M University, where she graduated summa cum laude.  She earned her Master of Science degree from Carnegie Mellon University and has completed Stanford Directors’ College and Harvard Business School’s executive education programs. She is certified in Cybersecurity Oversight by the National Association of Corporate Directors and the Carnegie Mellon Software Engineering Institute.

Information Regarding Incumbent Directors.  Set forth below is the present principal occupation and other business experience during the last five years of each director continuing in office, as well as a brief discussion of the particular experience, qualifications, attributes and skills that led the Board to conclude that the director should serve on Banner’s Board of Directors.

Roberto R. Herencia is President and Chief Executive Officer of BXM Holdings, a fund specializing in community bank investments.  He is a director and Chairman of the Board of First BanCorp. and its subsidiary, FirstBank Puerto Rico, positions he has held since October 2011.  He has been an independent director and the Chairman of the Board of Byline Bancorp and its subsidiary bank, Byline Bank, since June 2013.  Between 2009 and 2010, Mr. Herencia was President and Chief Executive Officer of Midwest Banc Holdings, Inc. and its subsidiary, Midwest Bank and Trust.  Prior to that, he spent 17 years with Popular Inc. as its Executive Vice President and as President of Popular Inc.’s subsidiary, Banco Popular North America.  Prior to joining Popular, Mr. Herencia spent 10 years with The First National Bank of Chicago (now J.P. Morgan Chase) in a variety of roles, including Deputy Senior Credit Officer and Head of the Emerging Markets Division.  Mr. Herencia has served on the Overseas Private Investment Corporation’s Board of Directors since his appointment by President Obama in 2011.  He graduated magna cum laude and received his Bachelor of Science in Business Administration degree in finance from Georgetown University and his Master of Business Administration degree from the Kellogg School of Management at Northwestern University.

John R. Layman served as co-Vice Chairman of the Board of Directors of F&M Bank until its acquisition by Banner Bank in May 2007. He is managing partner of Layman Law Firm, PLLP, with which he has been associated since 1983. His areas of practice include real estate development, commercial litigation, personal injury and product liability. He also has experience in corporate duties, securities litigation, fiduciary obligations, corporate governance, and compliance and reporting requirements.

David I. Matson is a former bank executive with 40 years of banking experience. He served as a director of First BanCorp., San Juan, Puerto Rico, for six years.  Mr. Matson also served as an independent director of SKBHC Holdings

LLC, and its subsidiary, Starbuck Bancshares, Inc., both bank holding companies based in Seattle, Washington; and as a director of AmericanWest Bank, a Washington state non-member bank, and the First National Bank of Starbuck, both subsidiaries of Starbuck Bancshares from 2010 until October 1, 2015 when SKBHC Holdings LLC merged with Banner.  Mr. Matson entered the banking sector as a vice president and area manager at Wells Fargo Leasing, a subsidiary of Wells Fargo & Company.  In 1976, Mr. Matson joined Union Bank and served in increasingly senior roles within that organization until his retirement in 2010.  During his tenure at Union Bank, Mr. Matson served in a variety of management roles across the institution, including senior loan and credit officer, controller, senior vice president of merchant banking, senior vice president of institutional and deposit markets, executive vice president and director of Union Bank’s finance group, chief financial officer of the holding company and its subsidiary (Union Bank), and as its vice chairman and chief financial officer until his retirement in February 2010.

Kevin F. Riordan retired as a Banking & Capital Markets audit and client service Partner of PricewaterhouseCoopers LLP (PwC), a global professional services firm, in June 2014, having served in that capacity since 2000.  Prior to joining PwC in 1994, Mr. Riordan served various banking and securities trading companies as both an independent auditor and senior financial/accounting executive.  During his career at PwC, Mr. Riordan gained significant experience working with the boards and audit committees of publicly-traded banking and lending institutions while managing major client relationships across multiple markets.  In those roles, Mr. Riordan developed expertise in complex accounting, auditing and financial reporting matters.  Mr. Riordan has been a Certified Public Accountant since 1983.  His qualification as an audit committee financial expert was the primary reason for his nomination to the Board.

Terry Schwakopf is an Independent Senior Advisor to the banking practice of Deloitte & Touche, LLP.  Prior to joining Deloitte in 2007, Ms. Schwakopf was Executive Vice President of the Federal Reserve Bank of San Francisco with overall responsibility for banking supervision. In that capacity, she oversaw the supervision of state member banks and bank and financial holding companies in the nine western states that comprise the San Francisco District.  During her 23-year career with the Federal Reserve, she had a number of other responsibilities, including oversight of community affairs, public information, the corporate secretary’s function and communications.  Before  joining the Federal Reserve, she held positions in both the commercial banking and savings and loan industries and worked as a consultant to community banks.  Ms. Schwakopf is a member of the advisory board of Blockchain Capital, a venture capital fund.  She was on the Board of United Way of the Bay Area, and is actively involved in a number of international organizations and civic groups.  Ms. Schwakopf previously served on the Boards of Directors of Bridge Bank and Bridge Capital Holdings, Nara Bank and Nara Bancorporation, and Rabobank, NA.  She was a member of the accreditation cadre for the Conference of State Bank Supervisors and a board advisor for Solar Mosaic, a crowdfunding site for solar energy financing.  Ms. Schwakopf was honored as one of WomenInc. magazine’s 2019 Most Influential Corporate Directors.

Cheryl R. Bishop began her banking career at Skagit Bank in 1971, holding a variety of positions throughout her career before being named Chief Executive Officer in 2004.  Ms. Bishop served on the Board of Directors of Skagit Bancorp, Inc. and Skagit Bank from 1991 until their acquisition by Banner and Banner Bank, respectively, in November 2018.  Ms. Bishop belongs to and has held officer positions in many prestigious professional associations such as the American Bankers Association, where she currently serves as a director, the American Institute of Banking, Financial Women International, Washington Bankers Association and Western Independent Bankers.  She is a current member or is involved with various community organizations including Skagit/Mount Vernon Rotary, Economic Development Alliance of Skagit County, Burlington Chamber of Commerce, Mount Vernon First United Methodist Church, Western Washington University Foundation, Jerry Walton Foundation Board, Skagit Valley Hospital—Community Outreach Committee and Honorary Chair of the Skagit Family YMCA Building Campaign.  Ms. Bishop holds a Bachelor’s degree in English literature from the University of Washington.

Connie R. Collingsworth serves as the Chief Operating Officer and Secretary of the Bill & Melinda Gates Foundation in Seattle, Washington, where she manages the Foundation’s legal, information technology, human resources, security and other business operations units, and provides leadership in the areas of risk management, compliance and corporate governance. Since 2007, she has served on the Foundation’s Executive Leadership Team, which is responsible for the development and execution of Foundation-wide strategy and policy. Prior to joining the Foundation in 2002, Ms. Collingsworth was a partner of Preston Gates & Ellis, now K&L Gates, a leading Northwest law firm based in Seattle, where she served as lead attorney for a broad range of commercial transactions, mergers and acquisitions, and private equity financings. Ms. Collingsworth also serves on the Board of Directors of Premera Blue

Cross, one of the largest health plan providers in the Pacific Northwest, and Women’s World Banking, a global non-profit devoted to giving low-income women access to the financial tools and resources essential to their security and prosperity.  Ms. Collingsworth was honored as one of WomenInc. magazine’s 2019 Most Influential Corporate Directors.

Brent A. Orrico is Chairman of the Board and a director of Banner and Banner Bank.  He is also President of FAO Corporation, an asset management company with which he has been affiliated for 24 years.  Mr. Orrico has 48 years of experience in banking and finance-related business activities, including having served as an executive officer at a major financial institution and being a founding member of two community banks.  He is the current Chair of the Executive Committee and the Risk Committee.  Previously, he served as the initial chair of the Corporate Governance/Nominating Committee.  Mr. Orrico also serves as a director of Islanders Bank.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

The Board of Directors conducts its business through Board meetings and through its committees.  During the year ended December 31, 2019, the Board of Directors held nine meetings.  No director attended fewer than 75% of the total meetings of the Board and committees on which that director served during this period.

Committees and Committee Charters

The Board of Directors has standing Executive, Audit, Compensation, Risk and Corporate Governance/Nominating Committees.  The Board has adopted written charters for the Audit, Compensation, Risk and Corporate Governance/Nominating Committees.  The Audit, Compensation and Corporate Governance/Nominating Committee charters are available on our website at www.bannerbank.com.

Executive Committee

The Executive Committee, consisting of Directors Orrico (Chairman), Collingsworth, Grescovich, Herencia and Riordan, acts for the Board of Directors when formal Board action is required between regular meetings.  The Committee has the authority to exercise all powers of the full Board of Directors, except that it does not have the power to, among other things, declare dividends, authorize the issuance of stock, amend the Bylaws or approve any agreement of merger or consolidation other than mergers with Banner subsidiaries.  The Executive Committee met twice during the year ended December 31, 2019.

Audit Committee

The Audit Committee, consisting of Directors Riordan (Chairman), Klaue, Layman and Matson, oversees management’s fulfillment of its financial reporting responsibilities and maintenance of an appropriate internal control system.  It also has the sole authority to appoint or replace our independent registered public accounting firm and oversees the activities of our internal audit functions.  The Audit Committee believes it has fulfilled its responsibilities under its charter.  The Committee met 14 times during the year ended December 31, 2019.

Each member of the Audit Committee is “independent,” in accordance with the requirements for companies quoted on The Nasdaq Stock Market (“Nasdaq”).  In addition, the Board of Directors has determined that Mr. Matson and Mr. Riordan meet the definition of “audit committee financial expert,” as defined by the SEC.

Compensation Committee

The Compensation Committee, which consists of Directors Herencia (Chairman), Collingsworth, Riordan and Saintil, sets compensation policies and levels for directors and executive officers and oversees all of our salary and incentive compensation programs.  The Compensation Committee considers a wide variety of human capital management matters, including talent management and succession planning, diversity and inclusion initiatives and results, and pay equity reviews and results. The Committee believes it has fulfilled its responsibilities under its charter.  The Compensation Committee met six times during the year ended December 31, 2019.

Each member of the Compensation Committee is “independent,” in accordance with the requirements for companies quoted on Nasdaq.  The Committee meets, outside of the presence of Mr. Grescovich, to discuss his compensation and to make its associated recommendations to the full Board, which then votes on Mr. Grescovich’s  compensation.  Mr. Grescovich makes recommendations to the Compensation Committee regarding the compensation of all other executive officers. The Committee considers Mr. Grescovich’s recommendations and makes a recommendation to the full Board, which then votes on executive compensation.

Risk Committee

The Risk Committee, consisting of Directors Orrico (Chairman), Bishop, Grescovich, Layman, Matson, Saintil and Schwakopf, provides oversight of our enterprise-wide risk structure and the processes established to identify, measure, monitor and manage our credit risk, market and liquidity risk, interest rate risk and operating risk, including technology, legal and compliance risk.  The Committee also reviews management’s strategies and policies for managing these risks and serves as the primary point of contact between the Board and senior management in assessing enterprise-wide risk management activities and effectiveness.  The Risk Committee met seven times during the year ended December 31, 2019.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee, consisting of Directors Collingsworth (Chair), Herencia, Klaue and Schwakopf, assures that we maintain the highest standards and best practices in all critical areas relating to the management of the business of Banner.  The Committee also selects nominees for the election of directors and develops a list of nominees for board vacancies.  The Corporate Governance/Nominating Committee believes it has fulfilled its responsibilities under its charter.  Each member of the Committee is “independent,” in accordance with the requirements for companies quoted on Nasdaq.  The Committee met six times during the year ended December 31, 2019.

Only those nominations made by the Committee or properly presented by shareholders will be voted upon at the annual meeting.  In its deliberations for selecting candidates for nominees as director, the Committee considers the candidate’s level of success and respect in the candidate’s field, as well as the candidate’s independence, communication skills, education, character and community involvement.  The Committee also considers the candidate’s knowledge of the banking business and whether the candidate would provide for adequate representation of our market area.  Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes. The Board believes that diversity, including differences in backgrounds, qualifications and personal characteristics, is important to the effectiveness of the Board’s oversight of Banner.

In searching for qualified director candidates to fill vacancies in the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may request that members of the Board of Directors pursue their own business contacts for the names of potentially qualified candidates.  The Committee would then consider the potential pool of director candidates, select the candidate the Committee believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a Banner director.  The Committee will consider director candidates recommended by our shareholders.  If a shareholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.  For a description of the proper procedure for shareholder nominations, see “Shareholder Proposals” in this Proxy Statement.  The Committee has also used executive search and leadership consulting firm, Spencer Stuart, in prior years in its search for qualified nominees, especially with respect to a qualified financial expert.

Leadership Structure

The positions of Chairman of the Board and of President and Chief Executive Officer are held by two persons.  This has been the case since 1995, when Banner was formed to become the holding company for Banner Bank.  The Board believes this structure is appropriate for Banner because it provides the Board with capable leadership and independence from management.  It also allows the President and Chief Executive Officer to focus on the day-to-day business of managing Banner, while the Chairman leads the Board.

Board Involvement in the Risk Management Process

The Board of Directors recognizes that effective risk management requires a high level of cooperation between the Board and senior management.  Nonetheless, the Board has established and maintains its independence in overseeing the conduct of Banner, including the risk management process.  The Board’s leadership structure takes into account its risk administration function by the conduct of its business through Board meetings and through its committees, in particular the Corporate Governance/Nominating, Audit and Risk Committees, as well as by the separation of the positions of Chairman of the Board and of President and Chief Executive Officer as described above.

Directors keep themselves informed of the activities and condition of Banner and of the risk environment in which it operates by regularly attending Board and assigned Committee meetings, and by review of meeting materials, auditor’s findings and recommendations, and supervisory communications.  Directors stay abreast of general industry trends and any statutory and regulatory developments pertinent to Banner and the Banks by periodic briefings from senior management, counsel, auditors or other consultants, and by more formal director education.  The Corporate Governance/Nominating Committee monitors and evaluates director training and information resources.

The Board oversees the conduct of Banner’s business and administers the risk management function by:

•	selecting, evaluating, and retaining competent senior management;

•	establishing, with senior management, Banner’s long- and short-term business objectives, and adopting operating policies to achieve these objectives in a legal and sound manner;

•	monitoring operations to ensure that they are controlled adequately and are in compliance with laws and policies;

•	overseeing Banner’s business performance; and

•	ensuring that the Banks help to meet our communities’ credit needs.

These responsibilities are governed by a complex framework of federal and state law and regulation as well as regulatory guidelines applicable to the operation of Banner and the Banks.

The Board ensures that all significant risk-taking activities are covered by written policies that are communicated to appropriate employees.  Specific policies cover material credit, market, liquidity, operational, legal and reputation risks.  The policies are formulated to further Banner’s business plan in a manner consistent with safe and sound practices.  The Board requires that all such policies be monitored by senior management to help ensure that they conform with changes in laws and regulations, economic conditions, and Banner’s and the Banks’ circumstances.  The policies are implemented by senior management who develop and maintain procedures, including a system of internal controls, designed to foster sound practices, to comply with laws and regulations, and to protect Banner against external crimes and internal fraud and abuse.

The Board’s policies also establish mechanisms for providing the Board with the information needed to monitor Banner’s operations.  This includes senior management reports to the Board.  These reports present information in a form meaningful to members of the Board, who recognize that the level of detail and frequency of individual senior management reports will vary with the nature of the risk under consideration and Banner’s and the Banks’ unique circumstances.

The Board further enhanced its involvement in the risk management process in September 2010 by the establishment of a Risk Committee.  The Risk Committee reviews management’s strategies and policies for managing enterprise-wide risks and the processes established to identify, measure, monitor and manage those risks.  The Risk Committee also serves as the primary point of contact between the Board and senior management in assessing enterprise-wide risk management activities and effectiveness.

The Board has also established a mechanism for independent third party review and testing of compliance with policies and procedures, applicable laws and regulations, and the accuracy of information provided by senior management.  This is accomplished, for example, by the Director of Internal Audit reporting directly to the Audit Committee.  In addition, an annual external audit is performed. The Audit Committee reviews the independent registered public accounting firm’s findings with senior management and monitors senior management’s efforts to resolve any identified issues and recommendations.  The Audit Committee provides regular reports of its activities to the Board.

The Board also reviews reports of inspection and examination or other supervisory activity, and any other material correspondence received from Banner’s regulators.  Findings and recommendations, if any, are carefully reviewed, and progress in addressing such matters is routinely monitored.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance.  The Corporate Governance/Nominating Committee is responsible for initiatives to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and Nasdaq rules regarding corporate governance.  In January 2018, the Board of Directors adopted comprehensive corporate governance guidelines as a framework to assist the Board in fulfilling its responsibilities to shareholders.  The guidelines are available on our website at www.bannerbank.com and cover a wide range of topics including: Board composition; selection, tenure, evaluation and retirement of Board members; Board leadership; and director responsibilities.  Directors are elected by a majority of the votes cast by shareholders in uncontested elections, and the majority of Banner’s directors are independent.  The Board’s policy is to encourage selection of directors who will contribute to Banner’s overall corporate goals.  As of December 31, 2019, seven of Banner’s ten independent directors have served on the Board for ten years or less. The Corporate Governance/Nominating Committee will continue to evaluate and improve our corporate governance principles and policies as necessary and as required.

Code of Ethics and Ethics Officer.  Effective July 19, 2018, Banner adopted a Code of Ethics and Business Conduct (“Code of Ethics”), which replaced all similar prior codes, including those adopted in 2003 and 2015.  The Code of Ethics is a comprehensive revision and modernization of prior codes, incorporating corporate governance best practices, and is applicable to directors, officers and employees.  The Code of Ethics is reviewed by our Board of Directors on an annual basis and was reapproved without substantive changes on July 23, 2019.  The Code of Ethics covers conflicts of interest, insider trading, regulatory and compliance issues, reporting complaints and concerns, and other ethics-related policies and procedures. The Code of Ethics is available on Banner’s website at www.bannerbank.com.  On June 26, 2018, Banner established the position of Ethics Officer, responsible for overall administration of Banner’s ethics program, and for handling particular ethics and conflicts of interest issues.  General Counsel Craig Miller was appointed as Ethics Officer.  Banner utilizes the EthicsPoint website and hotline complaint service, and provides information as to the availability of that service on its website and in its internal communications.

Insider Trading Policy.  The Board of Directors has also adopted a policy governing trading in Banner’s securities by our directors and officers.  This wide-ranging policy covers permissible timing of trades, as well as prohibitions on trades.  In particular, the policy prohibits short sales, transaction in publicly-traded options and other types of hedging transactions.  The policy also prohibits holding Banner securities in margin accounts or pledging Banner securities for any purpose, with the exception of pledges in effect before the policy was adopted.

Annual Meeting Attendance by Directors.  We do not have a policy regarding Board member attendance at annual meetings of shareholders.  All directors attended last year’s annual meeting of shareholders, with the exception of Mr. Herencia.

Communications with Shareholders.  The Board of Directors maintains a process for shareholders to communicate with the Board.  Shareholders wishing to communicate with the Board of Directors should send any communication to the Secretary, Banner Corporation, 10 S. First Avenue, Walla Walla, Washington 99362.  Any communication must state the number of shares beneficially owned by the shareholder making the communication.  The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action.

Diversity and Inclusion.  At Banner, we understand the importance of diversity and inclusion, including ensuring that all individuals are compensated equitably for similar work and have an equal opportunity to contribute and advance in the workplace.  We believe that businesses must play a critical role in reducing the national pay gap for women and we are committed to collaborating to achieve that goal.  We have established a thoughtful approach to assessing pay equity across our workforce.  This process compares the compensation of colleagues performing similar work to support the fair and consistent application of pay practices.

To achieve its goals of diversity and inclusion, Banner is committed to:

•	identifying and promoting best practices in compensation, hiring, promotion and career development;
•	developing strategies to reduce unconscious bias; and
•	making hiring, promotion and compensation decisions that promote pay equity.

By doing so, we believe Banner can have a positive effect on its workforce that, in turn, makes our company stronger and delivers value to our shareholders.

Succession Planning.  Succession planning and leadership development are key priorities for Banner’s Board of Directors and management.  The Board regularly reviews our talent development activities in support of our business strategy, engaging in meaningful discussion regarding Banner’s development programs, leadership bench and succession plans, with a focus on key positions at the senior executive level and other critical roles.  Throughout the year, the Board engages in a variety of activities in support of its focus on succession planning.

Activity	Succession Planning Impact
Employee engagement and organizational effectiveness review	Informs the directors as to the current state of the company’s talent base in terms of employee engagement levels and overall organizational effectiveness.
Enterprise risk assessment report	Enables Board oversight of risk and related mitigation efforts regarding talent recruitment, development and retention.
Talent, succession and engagement update	Provides directors with detailed insight on senior management selection, succession readiness, leadership development, diversity and employee engagement.

Related Party Transactions.  We have a number of written policies governing transactions with related parties.  These policies are intended to ensure that all transactions entered into with related parties are in the best interests of Banner and its shareholders.  As a general rule, transactions with directors and officers and their related interests are prohibited.  An exception applies to normal banking relationships.

Our Code of Ethics provides that where an officer or director finds that any financial or business relationship with customers, consultants, or vendors may impair, or appear to impair, the independence of business judgment on behalf of Banner, that person must (1) disclose fully to a supervisor, the Chief Executive Officer or to the Board of Directors the existence and nature of the conflict and (2) remove and insulate himself/herself from all decision-making and action related to that financial or business activity of Banner.  Each year, our directors and executive officers complete a conflict of interest questionnaire to ensure that no actual or potential conflicts of interest are overlooked.

The Banks have followed a policy of granting loans to our employees, officers and directors, which is designed to fully comply with all applicable federal and state regulations.  All outstanding loans to our directors and executive officers: (1) were made in the ordinary course of business; (2) were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Banks; and (3) did not involve more than the normal risk of collectability or present other unfavorable features when made.  Loans made to executive officers and directors are granted pursuant to the normal underwriting procedures of the Banks.  Loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to that person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.  All lines of credit to insiders that, combined with other loans, do not exceed $500,000 for directors and their related interests or $100,000 for executive officers and that do not fall within the exceptions to Regulation O of the Board of Governors of the Federal Reserve System (“Federal Reserve”) must be approved by the Board of Directors at least annually.  All loan approval and review procedures are governed by written policies.

Each director and executive officer discloses to us all related interests on an annual basis. Deposit and loan accounts of directors, executive officers and related interests are then coded in our systems so that developments can be tracked.  Our Regulation O officer, a compliance specialist, monitors developments monthly and completes a quarterly report of Regulation O compliance which is submitted to the Board of Directors.

Director Independence.  Our common stock is listed on The Nasdaq Global Select Market.  In accordance with Nasdaq rules, at least a majority of our directors must be independent directors.  The Board has determined that 10 of our 11 directors are independent, as defined by Nasdaq.  Cheryl R. Bishop, Connie R. Collingsworth, Roberto R. Herencia, David A. Klaue, John R. Layman, David I. Matson, Brent A. Orrico, Kevin F. Riordan, Merline Saintil and Terry Schwakopf are independent.  Former directors Robert D. Adams, Gordon E. Budke and Gary Sirmon were also independent.

Stock Ownership Guidelines

Banner has had stock ownership guidelines since October 2015.  As originally adopted by the Board of Directors, the ownership requirements applied to Banner’s non-employee directors.  The Board later expanded the guidelines to also apply to Banner’s executive officers.  Non-employee directors are required to own shares of Banner’s common stock equal in value to three times the respective director’s annual cash retainer.  Directors are permitted to meet the policy requirements over time and are restricted from divesting shares until the policy requirement is met.  As of March 2, 2020, the record date, eight of ten non-employee directors exceeded the ownership requirements under the policy.  The Chief Executive Officer is required to own shares of Banner’s common stock equal to three times his annual base salary and other executive officers are required to own shares equal to their respective base salaries.  As of March 2, 2020, Mr. Grescovich and 12 of the remaining 15 executive officers exceeded the ownership requirements under the guidelines.  The two non-employee directors and three executive officers who do not currently meet the ownership requirements are in the process of fulfilling the policy requirements over time.

DIRECTORS’ COMPENSATION

Director Compensation Table

The following table shows the compensation paid to our directors for 2019, with the exception of Mark J. Grescovich, a director and our President and Chief Executive Officer, whose compensation is included in the section entitled “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Cheryl R. Bishop	47,000	51,720	--	--		98,720
Connie R. Collingsworth	60,000	53,550	--	6,562	(3)(4)	120,112
Roberto R. Herencia	62,250	54,770	--	2,148	(3)(4)	119,168
David A. Klaue	59,000	48,672	--	5,896	(3)(4)	113,568
John R. Layman	59,000	48,672	--	5,913	(3)(4)	113,585
David I. Matson	60,000	48,672	--	3,822	(3)(4)	112,494
Brent A. Orrico	106,883 (5)	73,009	--	7,011	(3)(4)	186,903
Kevin F. Riordan	66,667	58,375	--	1,298	(3)(4)	126,340
Merline Saintil	52,000	48,672	--	3,650	(3)(4)	104,322
Terry Schwakopf	53,000	48,672	--	2,178	(3)	103,850
Robert D. Adams (6)	19,333	--	--	7,482	(3)(7)	26,816
Gordon E. Budke (6)	20,667	--	--	7,261	(3)(7)	27,928
Gary Sirmon (6)	20,000	--	(8)	144,930	(3)(7)(9)	164,930
_________
(1)	Directors Adams, Klaue, Layman and Orrico deferred all or a portion of their fees into Banner common stock, pursuant to the deferred fee agreements described below.
(2)
Represents the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“FASB ASC Topic 718”). For a discussion of valuation assumptions, see Note 14 of the Notes to Consolidated Financial Statements in Banner’s Annual Report on Form 10-K for the year ended December 31, 2019. Consists of awards of restricted stock or restricted stock units on April 30, 2019, which vest on April 21, 2020. The directors had the following number of unvested stock awards or restricted stock units outstanding on December 31, 2019: Director Bishop, 918 shares; Director Collingsworth, 1,010 units; Director Herencia, 1,033 shares; Directors Klaue, Layman, Matson, Saintil and Schwakopf, 918 units each; Director Orrico, 1,377 shares; and Director Riordan, 1,101 shares.

(3)	Includes dividends and/or dividend equivalents accrued during 2019 on restricted stock and/or restricted stock units.
(4)
Includes business and occupation tax reimbursement. Effective July 1, 2010, Washington State subjects directors’ fees to a 1.8% business and occupation tax, which may be reduced by a small business tax credit allowance. Banner has agreed to reimburse or pay the tax on the director’s behalf.

(5)	Includes $34,550 in fees for attending meetings of the Board of Directors of Islanders Bank.
(6) Retired effective April 25, 2019.
(7)	Includes a $5,000 gift card given in connection with retirement from the Board.
(8)
As a result of changes in the discount rate, the present value of Mr. Sirmon’s supplemental retirement benefits and salary continuation plan decreased by $17,200 in 2019. Had we used the same discount rate assumption as in the prior year, the value would have decreased by $51,700.

(9)
Includes $77,062 pursuant to Mr. Sirmon’s salary continuation agreement and $57,604 pursuant to his supplemental retirement agreement (each as described below), as well as life insurance premiums paid.

Non-employee directors of Banner receive an annual cash retainer paid monthly of $40,000, an annual restricted stock or restricted stock unit award of $50,000 and a fee of $1,000 per committee meeting attended.  The Chairman of the Board and various committee chairs receive additional retainers as follows, paid 50% in cash and 50% in restricted stock or restricted stock units: the Chairman of the Board, $40,000; the Audit Committee Chair, $20,000; the Compensation Committee Chair, $12,500; the Corporate Governance/Nominating Committee Chair, $10,000; and the Risk Committee Chair, $10,000.

In order to encourage the retention of qualified directors, we have entered into deferred fee agreements whereby directors may defer all or a portion of their regular fees until retirement.  Each director may direct the investment of the deferred fees toward the purchase of Banner common stock, mutual fund-style investments or a stable value account. We have established grantor trusts to hold the common stock and mutual fund-style investments.  The assets of the trusts are considered part of our general assets and the directors have the status of unsecured creditors of Banner with respect to the trust assets.  The deferred fee agreements provide pre-retirement death and disability benefits in an amount equal to the value of the director’s account balance upon the occurrence of either event.  At retirement, a director, as previously elected, may receive the balance of his or her account in a lump sum or in annual installments over a period not exceeding ten years.  In connection with its acquisitions, Banner also assumed liability for certain deferred compensation plans for the acquired institutions’ directors.  At December 31, 2019, our estimated deferred compensation liability accrual with respect to non-employee directors (including the three directors who retired in 2019) under these agreements was approximately $3.9 million.

Banner Bank entered into an agreement with Mr. Sirmon while he was employed as an executive officer to provide supplemental retirement benefits.  Banner Bank purchased life insurance to recover the benefits payable under this agreement upon Mr. Sirmon’s death.  The agreement provides that, following retirement at or after attaining age 62 and for a minimum of a 180-month period thereafter, Banner Bank will pay Mr. Sirmon (or his beneficiary) an annual benefit based on his level of pre-retirement compensation and other retirement benefits.  Mr. Sirmon’s monthly benefit is approximately $4,800 and was first paid on August 1, 2005.

Banner Bank entered into a salary continuation agreement in October 1993 with Mr. Sirmon, a former director and President and Chief Executive Officer of Banner and Banner Bank, to ensure his continued service through retirement.  Banner Bank purchased life insurance to recover the benefits payable under the agreement upon Mr. Sirmon’s death.  Mr. Sirmon retired on July 16, 2005 and will receive monthly payments over a minimum of a 180-month period following retirement.  Mr. Sirmon’s monthly benefit is approximately $6,422 and was first paid on August 1, 2005.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our executive compensation philosophy and programs, and is intended to give context to the tables that follow in the section entitled, “Executive Compensation.”  In particular, we address the 2019 compensation of the following named executive officers:

Name	Title
Mark J. Grescovich	President and Chief Executive Officer
Peter J. Conner	Executive Vice President and Chief Financial Officer
Richard B. Barton	Executive Vice President and Chief Credit Officer
Cynthia D. Purcell	Executive Vice President of Retail Banking and Administration
Judith A. Steiner	Executive Vice President and Chief Risk Officer

Executive Summary

2019 Corporate Highlights.  For the year ended December 31, 2019, Banner reported a net income available to common shareholders of $146.3 million or $4.18 per diluted share.  Banner’s operating results reflect the continued execution of its super community bank strategy and priority to deliver sustainable profitability and revenue growth, while maintaining a moderate risk profile.  Highlights of this success for the year included outstanding client acquisition and account growth, increased non-interest-bearing deposit balances and strong loan growth, resulting in meaningfully increased revenues and net income.

Banner’s balance sheet and operating results for the year include the impact of the acquisition of AltaPacific Bancorp on November 1, 2019, which expanded Banner’s presence in California.  Operating results remain solid, with strong net interest income and other revenues contributing to record earnings for the year.

Highlights of performance in 2019 include:

•	The acquisition of AltaPacific Bancorp, which provided $425.7 million of assets, $332.4 million of loans and $313.4 million of deposits;
•	$616.7 million, or 7%, growth in net loans;
•	$287.2 million, or 8%, growth in non-interest-bearing deposits;
•	$771.5 million, or 9%, growth in core deposits, with core deposits representing 89% of total deposits at December 31, 2019;
•
Adjusted revenues increased 8% to $551.0 million, compared to $512.0 million in 2018 (adjusted revenue excludes fair value adjustments and net gain (loss) on the sale of securities from the total of net interest income before provision for loan losses and non-interest income);

•	Net interest margin was 4.30% compared to 4.43% in 2018;
•	Pre-tax net income increased 11% to $183.1 million compared to $165.1 million in 2018;
•	A continuing moderate risk profile in asset quality with non-performing assets of 0.32% of total assets;
•	Dividends to shareholders were $2.64 per share, including a $1.00 special dividend per share declared in the fourth quarter and paid during the first quarter of 2020;
•	Repurchase of 1.0 million shares of common stock at an average price of $53.90 per share;
•	Common shareholders’ equity per share increased to $44.59 at December 31, 2019, compared to $42.03 a year earlier; and
•	Tangible book value increased to $33.33 per share at December 31, 2019, compared to $31.45 a year earlier.

2019 Executive Compensation Highlights.  Our executive compensation program is designed to encourage and reward sustainable growth in company value while prudently managing risk and aligning the interests of our executives with those of our shareholders.  The structure of our program has been important in support of our growth objectives and the critical need to keep our most senior leaders focused on the execution of our business strategy.  Our executive compensation program focuses primarily on three components:  base salary, short-term incentive compensation and long-term incentive compensation.  The pay-for-performance and governance principles that guide our program were fundamental to the following compensation decisions made by the Compensation Committee for 2019:

Name	Title	2019 Base Salary
Mark J. Grescovich	President and Chief Executive Officer	$819,545
Peter J. Conner	Executive Vice President and Chief Financial Officer	367,200
Richard B. Barton	Executive Vice President and Chief Credit Officer	300,432
Cynthia D. Purcell	Executive Vice President of Retail Banking and Administration	360,223
Judith A. Steiner	Executive Vice President and Chief Risk Officer	334,184

	2019 Executive Incentive Plan Results
Name	Target Bonus (% of Base Salary)	Target Bonus Amount	Payout for Corporate Achievement	Payout for Individual Performance	Total Incentive Payout	Total Incentive Payout (% of Target)
Mark J. Grescovich	80%	$651,658	$417,061	$42,358	$459,419	71%
Peter J. Conner	50%	180,767	115,691	54,230	169,921	94%
Richard B. Barton	50%	149,305	95,555	23,889	119,444	80%
Cynthia D. Purcell	50%	177,657	113,700	42,638	156,338	88%
Judith A. Steiner	50%	165,434	105,878	49,630	155,508	94%

Please see the discussion beginning on page 21 for more information regarding the Executive Incentive Plan.

	2017-19 Long-term Incentive Plan – Performance Shares Results (1)
Performance Metric	2017-19 Performance Result	Percentile Ranking Relative to Peer Group	Payout Allocation as % of Target	Metric Weighting	Weighted Payout as % of Target
Return on Average Tangible Common Equity (ROATCE)	10.98%	<25th	0.0%	50%	0.0%
Total Shareholder Return (TSR)	11.54%	73rd	146.0%	50%	73.0%
________

(1)	2017 Long-term Incentive Plan Results as of December 31, 2019.

Performance shares granted in 2017 for the 2017-19 performance cycle vested at 73.0% of target.  Please see the discussion beginning on page 23 for more information.

 Results of Shareholder Vote on Executive Compensation.  We are required to periodically permit shareholders to vote to approve executive compensation, commonly known as a say-on-pay proposal.  At the 2019 annual meeting of shareholders, the resolution was approved by over 99% of the shares present for purposes of voting on executive compensation.  The Board and Compensation Committee considered the affirmative vote of the shareholders on the say-on-pay resolution at last year’s annual meeting as additional confirmation that our existing executive compensation practices were reasonable and aligned with the interests of our shareholders.

Executive Compensation Practices.  We are committed to strong compensation governance and continually monitor the evolution of best compensation practices.  Some of the more important practices incorporated into our program include the following:

•
Regular review of pay versus performance. The Compensation Committee continually reviews the relationship between executive compensation (particularly Chief Executive Officer) and Banner’s performance both on an absolute basis and relative to its compensation benchmarking peer group (described in the section entitled “Peer Group”).

•
Rigorous and diversified performance metrics.  The Compensation Committee annually reviews performance goals for our annual and long-term incentive awards to assure the use of diversified and rigorous but attainable goals.

•
No repricing or cash buyouts of underwater stock options or stock appreciation rights.  Exercise prices are not allowed to be reduced, nor are outstanding awards allowed to be replaced with stock options or stock appreciation rights with a lower exercise price, without shareholder approval (except to adjust for stock splits or similar transactions), and Banner does not allow buyouts of underwater stock options or stock appreciation rights under any circumstances.

•
Use of double-triggers.  All change-in-control severance arrangements and accelerated vesting on all equity awards have a double-trigger, rather than a single-trigger, for benefit eligibility.  This means that a change-in-control will not automatically entitle an executive to severance benefits or acceleration of vesting in outstanding equity awards; the executive must also lose his or her job, suffer a significant adverse change to employment terms and conditions, or be denied the continuation (or replacement) of the outstanding unvested awards by the acquiring company.

•
No excessive perquisites.  We provide limited perquisites to our executives that are consistent with the practices of our peer group and other comparable financial institutions.  Benefits include use of company cars, auto allowances and/or club memberships believed to be advantageous to Banner.

•	No tax gross-ups. Parachute excise tax reimbursements and gross-ups will not be provided in the event of a change-in-control.

•
Clawback of compensation. The Executive and Long-term Incentive Plans both provide that incentive awards are subject to clawback in the event that Banner is required to prepare an accounting restatement due to error, omission or fraud.

•	Review of Committee charter. The Compensation Committee reviews its charter annually to incorporate best-in-class compensation practices.

Compensation Program Objectives and Governance

Objectives and Overview of the Compensation Program.  Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of Banner and Banner Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align the interests of management and shareholders.  The principles underlying the executive compensation policies include the following:

•	attract and retain key executives who are vital to our long-term success and are of the highest caliber;

•	provide levels of compensation competitive with those offered throughout the financial industry and consistent with our level of performance, complexity and market capitalization;

•	motivate executives to enhance long-term shareholder value by granting awards tied to the value of our common stock; and

•	integrate the compensation program with our annual and long-term strategic planning and performance measurement processes.

The Compensation Committees of Banner and Banner Bank (together, the “Compensation Committee”) consider a variety of subjective and objective factors in determining the compensation package for individual executives including: (1) the performance of Banner and Banner Bank as a whole with emphasis on annual performance factors and long-term objectives; (2) the responsibilities assigned to each executive; and (3) the performance of each executive of assigned responsibilities as measured by the progress of Banner and Banner Bank during the year.

Target Total Direct Compensation.  A significant portion of total compensation opportunity for our executives is performance-based, with goals focused on growing sustainable company value while prudently managing risk. Performance-based pay comprised 47% of our Chief Executive Officer’s target total direct compensation opportunity in 2019 and 39% for the other named executive officers.  The following table provides a summary:

Pay Component	Chief Executive Officer	Other Named Executive Officers
Base Salary	33%	44%
Target Annual Incentive	27%	22%
Target Performance-based Restricted Stock Units (PSUs)	20%	17%
Time-based Restricted Stock Units (RSUs)	20%	17%
Target Total Direct Compensation	100%	100%

CEO TARGET COMPENSATION MIX

RSU
20%
Base
Salary
33%
Long
Term
Incentive
Plan
PSU
20%
Annual Cash
Incentive
27%
47%
Performance
Based

NEO TARGET COMPENSATION MIX

RSU
17%
PSU
17%
Long
Term
Incentive
Plan
Base
Salary
44%
Annual Cash
Incentive
22%
39%
Performance
Based

Compensation Governance.  The Compensation Committee of the Banner Board of Directors is responsible for setting the policies and compensation levels for Banner directors, officers and employees, while the Compensation Committee of the Banner Bank Board of Directors is responsible for setting the policies and compensation levels for Banner Bank directors, officers and employees.  Banner Bank is the primary subsidiary of Banner.  Each Committee is responsible for evaluating the performance of the Chief Executive Officer, while the Chief Executive Officer evaluates the performance of other executive officers and makes recommendations to the appropriate Committee regarding compensation levels.  The Chief Executive Officer is not permitted to attend Committee meetings during any voting or deliberations related to his compensation.

Use of Compensation Consultants.  From time to time, Banner’s Compensation Committee engages outside advisors to assist the Committee with its responsibilities.  The Committee has engaged Pearl Meyer & Partners (Pearl Meyer), an independent consulting firm, to serve as the independent consultant to the Committee regarding executive and director compensation matters.  Pearl Meyer is retained by, and reports directly to, the Committee, and provided no other services to Banner in 2019.  Based on standards promulgated by the SEC and Nasdaq to assess compensation advisor independence, as well as the analysis conducted by Pearl Meyer in its independence review, the Compensation Committee has concluded that Pearl Meyer is an independent and conflict-free advisor to the Committee.

Compensation Benchmarking

The Compensation Committee uses comparative executive compensation data publicly available from a designated peer group of companies in combination with executive compensation survey data to evaluate the competitiveness of Banner’s executive compensation program.  The Committee’s objective is to set total target compensation and benefit levels within the median range of market pay and benefit levels.  Total compensation opportunities are intended to be consistent with market practices as established by the peer group described below to help Banner attract and retain talented executives and incentivize them to produce superior long-term shareholder returns.

The Compensation Committee reviews market compensation levels to determine whether total target compensation for our executive officers remains in the targeted median pay range and makes adjustments when appropriate.  This assessment includes evaluation of base salary, annual incentive opportunities and long-term incentives.  In addition, the Committee reviews other rewards such as health benefits and retirement benefits to market.  The Committee also reviews the competitive performance of Banner’s peers to help establish performance targets for incentive plans and to assess appropriate payout levels for performance.  In analyzing this information, the Committee compares the pay of individual executives if it believes the positions are sufficiently similar to make meaningful comparisons and considers each executive’s level of responsibility, prior experience, job performance, contribution to Banner’s success and results achieved.

Peer Group

When establishing base salaries and target pay opportunities for our named executive officers for 2019, the Compensation Committee in June 2018 reviewed competitive market data prepared by Pearl Meyer based on the 2018 peer group, which consisted of 24 financial institutions headquartered throughout the United States, ranging in total assets from $8.3 billion to $25 billion.  Each year the Compensation Committee, working with its independent compensation consultant, reviews the composition of the peer group and determines when changes should be made.  For the 2019 analysis, the Committee approved a revised peer group consisting of 24 financial institutions headquartered throughout the United States, ranging in total assets from $9.5 billion to $26.6 billion.  In addition to providing benchmark data for the Committee’s consideration when establishing our named executive officers’ base salaries and target pay opportunities for 2020, the 2019 peer group is used for purposes of calculating relative performance under the 2019 Executive Incentive Plan described below.  The members of our 2018 and 2019 peer groups are as follows:

Bank of California, Inc.	NBT Bancorp Inc.
BancorpSouth, Inc.	Old National Bancorp
CenterState Bank Corporation (1)	Pacific Premier Bancorp, Inc. (1)
Chemical Financial Corporation (2)	PacWest Bancorp (2)
Columbia Banking System, Inc.	Pinnacle Financial Partners, Inc. (2)
CVB Financial Corp.	Renasant Corporation

First Interstate BancSystem, Inc.	Simmons First National Corp.
First Merchants Corporation	Trustmark Corporation
First Midwest Bancorp, Inc.	Umpqua Holding Corporation (1)
Fulton Financial Corporation	Union Bankshares Corporation
Glacier Bancorp, Inc.	United Bankshares, Inc.
Great Western Bancorp, Inc.	United Community Banks, Inc.
Home BancShares, Inc.	Washington Federal, Inc.
Independent Bank Group, Inc. (1)	Western Alliance Bancorporation (2)
__________
(1) Added to peer group in 2019.
(2) 2018 peer group only; removed in 2019.

Compensation Program

The Compensation Committees focus primarily on the following three components in forming the total compensation package for our named executive officers:

•	base salary;
•	short-term incentive compensation; and
•	long-term incentive compensation.

Base Salary.  The salary levels of named executive officers are designed to be competitive within the banking and financial services industries.  The Compensation Committees take a number of factors into account when setting the base salaries of the named executive officers.  These factors include peer data provided by compensation consultants, the officer’s level of experience, the responsibilities assigned to the officer, the officer’s performance during the previous year, and Banner’s overall financial health.  In 2019, Mr. Grescovich and Mr. Barton received increases consistent with general staff salary increases for the year.  Mr. Conner, Ms. Purcell and Ms. Steiner received larger increases to recognize their exceptional performance and to more closely align their pay to our desired competitive market position.

Named Executive Officer	Increase Over 2018	2019 Base Salary
Mark J. Grescovich	3.00%	$819,545
Peter J. Conner	8.00%	367,200
Richard B. Barton	3.00%	300,432
Cynthia D. Purcell	7.00%	360,223
Judith A. Steiner	5.00%	334,184

Incentive Compensation.  The Compensation Committee believes that performance-based pay opportunities and stock ownership by our officers are significant factors in aligning the interests of the officers with those of shareholders.  Awards granted under our incentive plans are determined based upon the officers’ level of responsibility and expected contributions to Banner and Banner Bank as judged by the Compensation Committee and the Board of Directors.  The Compensation Committee considers a number of factors in granting awards.  These factors differ from year to year, but are fundamentally driven by the Committee’s view on what is necessary to most effectively support Banner’s business and leadership strategies.

Short-term Incentive Compensation.  The Compensation Committee adopted criteria and rules for awarding and paying annual incentive payments to the named executive officers, as set forth in the Banner Corporation 2019 Executive Incentive Plan (“Executive Incentive Plan”).  The purpose of the Executive Incentive Plan is to reward executives for their contributions to the performance and success of Banner and Banner Bank. The Chief Executive Officer and all Executive Vice Presidents are eligible to participate in the Executive Incentive Plan, subject to certain eligibility requirements, with the participants identified each year by the Compensation Committee after being proposed by our Chief Executive Officer.  The Executive Incentive Plan’s plan year corresponds to our fiscal year of January 1 to December 31.  Each participant is assigned a target award opportunity, which is expressed as a percentage of base salary, and a range of payout opportunities from 0% up to 150% of the target incentive.  Awards are determined based on a weighted combination of corporate and individual performance goals, which, with the exception of incentives for the Chief Executive Officer, are established and proposed by the Chief Executive Officer, subject to the approval of the

Compensation Committee.  The weighted combination of corporate and individual performance goals for the Chief Executive Officer is determined by the Compensation Committee.

On February 19, 2019, the Compensation Committee selected the participants under the Executive Incentive Plan and established performance goals for all participants.  The participants in the Plan are the Chief Executive Officer and all Executive Vice Presidents.  The annual incentive opportunities for the named executive officers, expressed as a percentage of base salary earned during 2019, were as follows:

Executive	Below Threshold	Threshold (50%)	Target (100%)	Stretch/Max (150%)
Chief Executive Officer	0%	40%	80%	120%
Other Named Executive Officers	0%	25%	50%	75%

For 2019, the Compensation Committee weighted the corporate goals at 80% and the individual goals at 20% for all Executive Incentive Plan participants.

The portion of the Executive Incentive Plan award tied to corporate performance is based on relative and absolute performance requirements for measures established by the Compensation Committee.  If Banner’s financial performance relative to its peer group of financial institutions (see the “Compensation Benchmarking” and “Peer Group” sections above) is below the 25th percentile, the payout associated with that measure will not exceed the target payout, regardless of absolute performance, unless the Compensation Committee exercises discretion to waive the threshold requirement.  For 2019, the Compensation Committee approved the following corporate performance measures for the named executive officers:

Performance Measure	Absolute Performance Goals			Weighting
	Threshold	Target	Stretch
Pretax Pre-provision Return on Average Assets (%)(1)	1.73%	1.83%	1.94%	30%
Efficiency Ratio (%)(2)(3)	64.4%	61.2%	58.1%	25%
Ratio of Non-performing Assets to Total Assets (%)(4)	0.54%	0.35%	0.16%	10%
Total Operating Revenue (5)	$534.6 million	$556.7 million	$585.6 million	15%

Payout as a Percentage of Target	50%	100%	150%
__________
(1)
Net income before income taxes and before provision for loan and lease losses, excluding foreclosed property expense and amortization of intangibles, adjusted to remove realized gains/losses on securities, nonrecurring items and trading account income, divided by average total assets. We used data provided by S&P Global Market Intelligence in determining the nonrecurring adjustments.

(2)
Noninterest expense before foreclosed property expense, amortization of intangibles and goodwill impairments as a percentage of net interest income and noninterest revenues, excluding realized gains/losses on securities, nonrecurring items and trading account income. We used data provided by S&P Global Market Intelligence in determining the nonrecurring adjustments.

(3)	No payout below target performance.
(4)	Nonaccrual loans, loans past due 90 days or more and still accruing and other real estate owned as a percentage of total assets, as of December 31, 2019.
(5)	Net interest income plus non-interest income, adjusted to remove trading account income; does not include realized gains/losses on securities or nonrecurring revenue.

Individual performance goals are established toward the beginning of each plan year.  An executive’s individual goals may relate to responsibilities, projects and initiatives specific to the executive’s business or function that are not covered in the corporate performance measurements, such as integration activities, new software or program implementation, and efficiency initiatives.  The Compensation Committee establishes and approves corporate performance goals for all of the named executive officers and individual goals for the Chief Executive Officer, and the Chief Executive Officer establishes and approves individual goals for the other participants.  The Compensation Committee has the discretion to adjust awards as needed to reflect the business environment and market conditions that may affect Banner’s performance and incentive plan funding, or to waive, change or amend any of the Plan provisions as it deems appropriate.  Incentive awards are subject to clawback if Banner is required to prepare an accounting restatement due to error, omission or fraud.

2019 Executive Incentive Plan Results.  The following table summarizes Banner’s performance and resulting payouts associated with the corporate goals for 2019.

Absolute Performance Measure	Performance Achieved	Payout Earned as a % of Target
Pretax Pre-provision Return on Average Assets	1.75%	60.0%
Efficiency Ratio	61.91	88.9%
Ratio of Non-performing Assets to Total Assets	0.32	107.9% (1)
Total Operating Revenue (2)	$550.7 million	86.5%
__________
(1)	Relative performance exceeded target qualifying for payout at the calculated level.
(2)	For relative performance purposes, performance is compared to peers in terms of annualized rate of growth, measured as total operating revenue for the twelve-month period from January 1, 2019 to December 31, 2019, as compared to total operating revenue for the twelve-month period from January 1, 2018 to December 31, 2018.

The Compensation Committee awarded Mr. Grescovich with a payout for 2019 individual goal performance equal to $42,358 (32.5% of target).  Evaluation of 2019 performance against individual goals for the other named executive officers resulted in the following percentages of target payout: 150% for Mr. Conner, 80% for Mr. Barton, 120% for Ms. Purcell and 150% for Ms. Steiner.

The named executive officers earned total annual incentive payouts between 70% and 94% of target opportunity for performance during 2019, as summarized below.

Executive	Target Opportunity as % of Salary	% of Target Incentive Achieved	Incentive Earned as % of Salary	2019 Incentive Earned
Mark J. Grescovich	80%	70%	56%	$459,419
Peter J. Conner	50%	94%	47%	169,921
Richard B. Barton	50%	80%	40%	119,444
Cynthia D. Purcell	50%	88%	44%	156,338
Judith A. Steiner	50%	94%	47%	155,508

Long-term Incentive Compensation.  Our shareholders have approved the 2014 Omnibus Incentive Plan and the 2018 Omnibus Incentive Plan.  These plans provide for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards and other cash awards.  The Omnibus Incentive Plans are intended to provide us flexibility in our ability to attract, motivate and retain the services of employees and directors upon whose judgment, interest and special effort we depend.  We will continue granting awards under the 2014 Omnibus Incentive Plan until no rewards remain available for grant.  At that time, we will begin granting awards under the 2018 Omnibus Incentive Plan.

On March 25, 2019, in connection with the 2014 Omnibus Incentive Plan, the Committee established the 2019 Long-Term Incentive Plan, under which the Committee determined to grant both time-based and performance-based awards effective March 29, 2019 to each of the named executive officers.  The time-based awards are detailed below in the Grants of Plan-Based Awards table.  The time-based restricted stock units vest ratably over a three-year period beginning on March 29, 2020 and ending on the third anniversary of the grant date.

Awards of performance-based restricted stock units (“performance units”) are contingent on attaining pre-established three-year performance goals.  The Compensation Committee reviews and approves goals in consultation with management and establishes threshold, target and stretch performance levels and associated payouts.  At the end of the performance cycle, resulting payouts are determined based on Banner’s performance relative to the peer financial institutions.  For the awards made in 2019, the Committee approved the following corporate performance measures, weightings and relative performance goals:

		Relative Performance Percentile Ranking (1)
Performance Measure	Weighting	Threshold	Target	Stretch
Return on Average Tangible Common Equity (ROATCE) (2)	50%	25th	50th	75th
Total Shareholder Return (TSR) (3)	50%	25th	50th	75th

Payout as a Percentage of Target		50%	100%	150%
__________
(1)
Peer companies for the 2019-21 performance cycle consist of all U.S. commercial banks (or their holding companies) traded on Nasdaq, NYSE or NYSE American (formerly NYSE MKT) with total assets between 50% and 200% of Banner’s total assets as of December 31, 2021.

(2)
Net income before amortization of intangibles and goodwill (tax-adjusted), divided by average tangible common equity; the measure used for relative comparisons will be an average of the calculated results for the years 2019, 2020 and 2021, each determined separately.

(3)	Total shareholder return from January 1, 2019 through December 31, 2021, assuming that dividends paid during the period are reinvested in the respective company’s shares.

The Compensation Committee approved target long-term incentive awards expressed as a percentage of base salary which were subsequently denominated in shares based on the average of the closing prices of Banner’s stock on the ten days prior to the date of grant.  Awards for 2019 were allocated between time-based restricted stock units and performance-based restricted stock units, illustrated below as a percentage of base salary:

Executive	Total Target Stock-based Award as % of Salary	Time-based Restricted Stock Units as % of Salary	Performance- based Restricted Stock Units as % of Salary
Chief Executive Officer	120%	60%	60%
Other Named Executive Officers	80%	40%	40%

The Grants of Plan-Based Awards Table on page 28 provides additional detail relating to the 2019 restricted stock unit awards for the named executive officers.

Recipients of time-based and/or performance-based restricted stock units accumulate dividend equivalents during the restriction period but are only entitled to these dividend equivalents as and when the shares to which the dividend equivalents are attributable become vested. Recipients of time-based and/or performance-based restricted stock units do not have the power to vote unvested units. If Banner is required to prepare an accounting restatement due to error, omission or fraud, executive officers may be required to reimburse Banner for part or all of the incentive award made to the officer on the basis of having met or exceeded specific targets for performance periods. The Compensation Committee has the discretion to adjust awards as needed to reflect the business environment and market conditions that may affect Banner’s performance and incentive plan funding.

Performance Shares for the 2017-19 Performance Cycle.  For the performance-based restricted stock awards made in 2017, the Committee approved the following corporate performance measures, weightings and relative performance goals:

		Relative Performance Percentile Ranking (1)
Performance Measure	Weighting	Threshold	Target	Stretch
Return on Average Tangible Common Equity (ROATCE) (2)	50%	25th	50th	75th
Total Shareholder Return (TSR) (3)	50%	25th	50th	75th

Payout as a Percentage of Target		50%	100%	150%
__________
(1)
Peer companies for the 2017-19 performance cycle consisted of all U.S. commercial banks (or their holding companies) traded on Nasdaq, NYSE or NYSE American (formerly NYSE MKT) with total assets between 50% and 200% of Banner’s total assets as of December 31, 2019.

(2)
Return on average tangible common equity (ROATCE) defined as net income prior to amortization of intangibles and goodwill (tax adjusted), divided by average tangible common equity, from January 1, 2017 through December 31, 2019; the measure used for relative comparisons will be an average of the calculated ROATCE for the calendar years 2017, 2018 and 2019, each determined separately.

(3)	Total shareholder return from January 1, 2017 through December 31, 2019; this measure was calculated assuming that dividends during the period were reinvested in each company’s respective shares.

Performance Shares Vesting for the 2017-19 Performance Cycle.  Performance shares granted in the first quarter of 2017 vested at 73% of target, based on 0% payout on the return on average tangible common equity (ROATCE) metric and 146% payout on the total shareholder return (TSR) metric.  Relative performance for return on average tangible common equity (ROATCE) for Banner during the 2017-19 performance cycle was below the 25th percentile of peers and relative total shareholder return over this period was at the 73rd percentile of peers.  The required minimum threshold performance level was the 25th percentile for both performance measures.

Tax and Accounting Considerations

We have historically structured incentive compensation arrangements with a view toward qualifying them as performance-based compensation exempt from the deduction limitations under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), although we have viewed and continue to view the availability of a tax deduction as only one relevant consideration.  The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success.

Federal tax legislation enacted in December 2017 eliminated the Section 162(m) performance-based compensation exemption prospectively and made other changes to Section 162(m), but with a transition rule that preserves the performance-based compensation exemption for certain arrangements and awards in place as of November 2, 2017.  We intend to continue to administer arrangements and awards subject to this transition rule with a view toward preserving their eligibility for the performance-based compensation exemption to the extent practicable.

Compensation Committee Report

The Compensation Committee of Banner’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis contained in this Proxy Statement with management.  Based on the Committee’s discussion with management, the Compensation Committee recommended that the Board of Directors approve and include the Compensation Discussion and Analysis in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Committee:

The Compensation Committee Roberto R. Herencia, Chair Connie R. Collingsworth Kevin F. Riordan Merline Saintil

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding compensation for our named executive officers.  No executive officer of Islanders Bank or Community Financial Corporation is an executive officer of Banner.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non- equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Mark J. Grescovich	2019	814,572	--	920,453	459,419	--	76,614	2,271,058
President and Chief	2018	790,847	--	965,579	704,455	--	53,055	2,513,936
Executive Officer	2017	766,875	--	999,410	481,416	--	74,723	2,322,424
Peter J. Conner	2019	361,533	--	262,207	169,921	--	29,405	823,066
Executive Vice President and	2018	331,698	--	288,743	192,957	--	25,593	838,991
Chief Financial Officer	20177	297,612	--	271,768	94,120	--	32,834	696,334
Richard B. Barton	2019	298,609	--	224,881	119,444	372,441 (5)	38,369	1,053,744
Executive Vice President and	2018	289,912	--	247,689	161,401	94,827 (5)	35,314	829,143
Chief Credit Officer	2017	281,124	--	256,401	88,905	176,361 (5)	38,955	841,746
Cynthia D. Purcell	2019	355,314	--	259,576	156,338	281,256 (6)	24,795	1,077,279
Executive Vice President	2018	334,614	--	285,842	194,654	602,517 (6)	21,414	1,439,041
of Retail Banking and	2017	312,496	--	295,953	101,676	491,814 (6)	25,186	1,227,125
Administration
Judith A. Steiner	2019	330,868	--	245,385	155,508	--	17,835	749,596
Executive Vice President,	2018	316,339	--	193,061	153,545	--	14,962	650,331
Chief Risk Officer	2017	306,750	150,000 (7)	199,768	88,344	--	30,660	775,522
__________
(1)
Represents the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 14 of the Notes to Consolidated Financial Statements in Banner’s Annual Report on Form 10-K for the year ended December 31, 2019. Includes time-based and performance-based restricted stock unit awards as described beginning on page 23 of this Proxy Statement under “Long-term Incentive Compensation.” Performance-based restricted stock unit awards are reported at the target level of achievement. If these awards were reported at the maximum level of achievement, the values would have been as follows: for Mr. Grescovich, $1,143,530; for Mr. Conner, $325,757; for Mr. Barton, $279,366; for Ms. Purcell, $322,466; and for Ms. Steiner, $304,858.

(2)	Cash incentives earned under the Executive Incentive Plan.
(3)	See “Pension Benefits” below for a detailed discussion of the assumptions used to calculate the Change in Pension Value.
(4)	Please see the table below for more information on the other compensation paid to our executive officers in 2019.
(5)
Consists of the following increases in the value of Mr. Barton’s SERP: $371,879 for 2019; $94,645 for 2018, and $176,073 for 2017, and above-market earnings on deferred compensation of $562 for 2019, $182 for 2018 and $288 for 2017.

(6)
For 2019, represents an increase in the value of Ms. Purcell’s SERP of $281,256. Changes to the expected life assumptions resulted in material increases in the change in pension values for Ms. Purcell in 2017 and 2018, adding $205,000 to the reported compensation.

(7)	Retention bonus paid pursuant to employment agreement.

All Other Compensation.  The following table sets forth details of “All Other Compensation,” as presented above in the Summary Compensation Table.  The amounts reflected constitute contributions by Banner or Banner Bank for 2019.

Name	Employer 401(k) Matching Contribution ($)	Dividends ($)(1)	Life Insurance Premium ($)	Club Dues ($)	Company Car Allowance ($)	Total ($)
Mark J. Grescovich	11,200	63,058 (2)(3)	681	--	1,675	76,614
Peter J. Conner	11,200	11,228 (3)	682	295	6,000	29,405
Richard B. Barton	10,168	10,003 (3)	212	11,986	6,000	38,369
Cynthia D. Purcell	11,200	11,376 (3)	672	295	1,252	24,795
Judith A. Steiner	11,200	5,953	682	--	--	17,835
_________
(1)	Consists of dividends and dividend equivalents accrued in 2019 on restricted stock and restricted stock units.
(2)	Also includes dividend equivalents on vested but deferred restricted stock units.
(3)	Also includes dividends earned and paid in relation to performance-based awards that vested in 2019.

Employment Agreements and Perquisites.  We have entered into employment agreements with each of the named executive officers.  The initial term of each agreement may be extended annually for an additional year at the discretion of the Board of Directors or a committee appointed by the Board.  The employment agreements were extended on July 1, 2019 for each of the named executive officers.  Each executive’s annual base salary must be reviewed annually and will be adjusted from time to time to reflect amounts approved by the Board or Board committee.

The executives may participate with other executive officers of Banner Bank in such performance-based and discretionary bonuses, and incentive compensation opportunities, if any, as are authorized by the Board or Board committee.  The executives also may be eligible to participate in equity or incentive award programs sponsored by Banner Bank.  The executives may participate, to the same extent as executive officers of Banner Bank generally, in all Bank plans relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof.  In addition, the executives are entitled to participate in any other fringe benefit plans or perquisites which are generally available to Banner Bank’s executive officers, including but not limited to supplemental retirement, deferred compensation programs, supplemental medical or life insurance plans, club dues and physical examinations.  The executives also may be provided an automobile for their business use, monthly club and/or gym membership dues and other employee benefits such as vacation and sick leave.  The agreements also provide that compensation may be paid in the event of disability, death, involuntary termination or a change in control, as described below under “Potential Payments Upon Termination or Change in Control.”

401(k) Profit Sharing Plan.  We provide a 401(k) profit sharing plan.  The Board of Directors has appointed an administrative committee of Banner Bank officers to administer the 401(k) plan, and the named executive officers participate in this plan.  On an annual basis, the Board of Directors establishes the level of employer contributions to the 401(k) plan, which applies to all eligible participants including the named executive officers.  In 2019, we matched participants’ contributions into the 401(k) plan up to four percent of eligible earnings for each payroll period.

Grants of Plan-Based Awards

 The following table shows information regarding grants of plan-based awards made to our named executive officers for 2019.

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark J. Grescovich	3/29/19	327,818	655,636	983,454
	3/29/19				4,377	8,755	13,132		669,272 (3)
	3/29/19							8,755	474,258
Peter J. Conner	3/29/19	91,800	183,600	275,400
	3/29/19				1,247	2,494	3,741		190,657 (3)
	3/29/19							2,494	135,100
Richard B. Barton	3/29/19	75,108	150,216	225,324
	3/29/19				1,069	2,139	3,208		163,496 (3)
	3/29/19							2,139	115,870
Cynthia D. Purcell	3/29/19	90,056	180,112	270,167
	3/29/19				1,234	2,469	3,703		188,720 (3)
	3/29/19							2,469	133,746
Judith A. Steiner	3/29/19	83,546	167,092	250,638
	3/29/19				1,167	2,334	3,501		178,425 (3)
	3/29/19							2,334	126,433
__________
(1)
Represents the potential range of cash incentive awards payable under our 2019 Executive Incentive Plan, based on annual base salary rate. The performance goals and measurements associated with this Plan that generate the awards set forth above are provided in the “Short-term Incentive Compensation” section beginning on page 21.

(2)	Represents the potential range of restricted stock unit awards payable under our 2019 Long-term Incentive Plan subject to performance measurements. The performance goals and measurements associated with this Plan that generate the awards set forth above are provided in the “Long-term Incentive Compensation” section beginning on page 23.
(3)	The fair value of the portion of the performance-based stock units that is tied to return on average tangible common equity is based on the stock price on the date of grant at the maximum performance level. The fair value of the portion of the performance-based stock units that is tied to total shareholder return is based on a statistical “Monte Carlo simulation” modeling technique that simulates potential stock price movements and all potential outcomes of achievement of the goal.

Outstanding Equity Awards

The following information with respect to outstanding stock awards as of December 31, 2019 is presented for the named executive officers.  The named executive officers have no stock option awards outstanding.

Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mark J. Grescovich	15,801	894,179	34,252	1,938,320
Peter J. Conner	4,538	256,805	9,771	552,941
Richard B. Barton	3,947	223,361	8,626	488,145
Cynthia D. Purcell	4,556	257,824	9,956	563,410
Judith A. Steiner	3,743	211,816	7,723	437,045
__________
(1)
Consists of awards of restricted stock on April 3, 2017, April 2, 2018 and March 29, 2019 which vest pro rata over a three-year period from the grant date, with the first one-third vesting one year after the applicable grant date.

(2)	Based on the December 31, 2019 closing price of Banner’s stock.
(3)
Consists of awards of restricted stock on April 3, 2017, April 2, 2018 and March 29, 2019 which vest after attainment of performance goals. Number of shares represents performance at the maximum level.

Option Exercises and Stock Vested

The following table shows the value realized upon vesting of stock awards for our named executive officers in 2019.  The named executive officers have no option awards outstanding.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mark J. Grescovich	11,216	645,598
Peter J. Conner	2,767	158,122
Richard B. Barton	2,514	143,716
Cynthia D. Purcell	2,845	162,552
Judith A. Steiner	1,319	73,444
____________

(1)	Reflects fair market value per share as of the vesting date multiplied by the number of shares vesting.

Pension Benefits

The following information is presented with respect to the nature and value of pension benefits for the named executive officers at December 31, 2019.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Mark J. Grescovich	N/A	--	--	--
Peter J. Conner	N/A	--	--	--
Richard B. Barton	Supplemental Executive Retirement Program	13	2,133,048	--
Cynthia D. Purcell	Supplemental Executive Retirement Program	35	3,504,034	--
Judith A. Steiner	N/A	--	--	--
__________

(1)
Amounts shown assume normal retirement age as defined in individual agreements and an assumed life based on IRS mortality tables, but not less than 15 years following retirement, for the recipient and recipient’s spouse, with the projected cash flows discounted at 4% to calculate the resulting present value.

Supplemental Executive Retirement Program.  We have adopted a supplemental executive retirement program (“SERP”) in which Mr. Barton and Ms. Purcell participate.  The SERP is intended to encourage retention by ensuring that the executives reach a targeted retirement income, recognizing their value to Banner and rewarding them for their long-term service commitments.  Banner Bank has purchased life insurance on each executive in an amount sufficient to recover the benefits payable under the SERP upon the executive’s death.  At termination of employment at or after retirement age and achievement of a service requirement, the executive’s annual benefit under the SERP, which may be reduced by certain other retirement benefits, would be computed as a percentage of the executive’s final average compensation (as defined in the plan) and the executive’s annual years of service (called the “supplemental benefit”).  The executives are eligible for a reduced benefit upon early retirement if they meet the years of service requirements in their individual agreements; however, no benefit payment will begin before retirement age.  The SERP also provides for payments in the event of an executive’s disability or death, or termination in the event of a change in control, all as discussed in further detail below, under “Potential Payments Upon Termination or Change in Control.”  Executives’ receipt of payments under the SERP are subject to confidentiality and non-competition provisions.  The executive officers have the status of unsecured creditors of Banner Bank with respect to the benefits accrued under the SERP.

Nonqualified Deferred Compensation

The following information is presented with respect to plans that provide for the deferral of compensation on a basis that is not tax-qualified in which the named executive officers participated in 2019.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)(2)
Mark J. Grescovich	--	--	--	--	--
Peter J. Conner	--	--	--	--	--
Richard B. Barton	--	--	1,178	--	25,617
Cynthia D. Purcell	--	--	6,799	--	28,556
Judith A. Steiner	86,686	--	31,921	--	228,350
___________
(1)	For Mr. Barton, Ms. Purcell and Ms. Steiner, $562, $0 and $0, respectively, constituting above-market earnings, was reported as compensation in 2019 in the Summary Compensation Table.
(2)
Includes prior period executive contributions and employer contributions to the deferred compensation plan. Of these amounts, the following amounts were previously reported as other compensation to the officers in the Summary Compensation Table: for Mr. Barton, $10,580; Ms. Purcell, $8,421; and Ms. Steiner, $0.

In 2004, we adopted deferred compensation plans which allow executive officers of Banner to defer all or part of their cash compensation or non-qualified stock options until retirement.  Each executive officer may direct the investment of the deferred compensation toward the purchase of life insurance, Banner common stock, mutual fund-style investments or a stable value account.  We have established grantor trusts to hold the common stock and mutual fund-style investments.  The assets of the trusts are considered part of our general assets and the executive officers have the status of unsecured creditors of Banner with respect to the trust assets.  The deferred compensation agreements provide pre-retirement death and disability benefits in an amount based on the value of the executive officer’s account balance upon the occurrence of either event.  At retirement, an executive officer, as previously elected, may receive the balance of his or her account in a lump sum or in annual installments over a period not exceeding ten years.  At December 31, 2019, our estimated deferred compensation liability accrual with respect to executive officers under these agreements was $982,000.

Potential Payments Upon Termination or Change in Control

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination, early retirement, normal retirement and death.  In addition, our equity plans also provide for potential payments upon termination.  The following table shows, as of December 31, 2019, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

	Death ($)		Disability ($)		Involuntary Termination ($)		Involuntary Termination Following Change in Control ($)		Early Retirement ($)		Normal Retirement ($)
Mark J. Grescovich
Employment Agreement	--		719,741	(1)	2,990,754		4,486,131		--		--
Equity Plans	2,832,500	(2)	2,832,500	(2)	--		2,832,500	(2)	--		--
Peter J. Conner
Employment Agreement	--		244,800	(3)	960,183		1,697,512		--		--
Equity Plans	809,746	(2)	809,746	(2)	--		809,746	(2)	--		--
Richard B. Barton
Employment Agreement	--		--		753,660		1,202,700		--		--
SERP	94,304	(4)	188,608	(4)	188,608	(3)	188,608	(5)	188,608	(5)	188,608	(4)
Equity Plans	711,506	(2)	711,506	(2)	--		711,506	(2)	--		--
Cynthia D. Purcell
Employment Agreement	--		240,149	(3)	923,217		1,425,994		--		--
SERP	116,892	(4)	233,783	(4)	233,784	(5)	233,784	(5)	233,784	(5)	233,784	(4)
Equity Plans	821,234	(2)	821,234	(2)	--		821,234	(2)	--		--
Judith A. Steiner
Employment Agreement	--		222,789	(3)	167,338		459,605		--		--
Equity Plans	648,861	(2)	648,861	(2)	--		648,861	(2)	--		--
__________
(1)	Annually through the term of the employment agreement unless the Board exercises an election to discontinue.
(2)
Represents accelerated vesting of restricted stock. Performance-based vesting would be determined based on actual performance; for purposes of this calculation, assumes that all shares vested at the maximum performance level.

(3)	Indicates annual payments; payable only until age 65.
(4)	Indicates annual payments.
(5)	Indicates annual payments (which may not begin before age 68 for Mr. Barton and 62 for Ms. Purcell).

Employment Agreements.  The employment agreements with each of the named executive officers provide for payments in the event of death, disability or termination.  In the event of an executive’s death during the term of his or her employment agreement, we will pay to the executive’s estate the compensation due through the last day of the calendar month in which his or her death occurred.

Mr. Grescovich’s agreement provides that if he becomes entitled to benefits under the terms of the then-current disability plan, if any, of Banner or Banner Bank or becomes otherwise unable to fulfill his duties under his employment agreement, he shall be entitled to receive such group and other disability benefits as are then provided for executive employees.  In the event of his disability, the employment agreement is not suspended, except that (1) the obligation to pay Mr. Grescovich’s salary will be reduced by the amount of disability income benefits he receives and (2) upon a resolution adopted by a majority of the disinterested members of the Board of Directors or the Compensation Committee, Banner or Banner Bank may discontinue payment of his salary beginning six months following a determination that he has become entitled to benefits under the disability plan or otherwise unable to fulfill his duties under his agreement. If Mr. Grescovich’s disability does not constitute a disability within the meaning of Section 409A of the Internal Revenue Code, and he is a “specified employee” within the meaning of Section 409A, then disability payments will not begin until the earlier of his death or the sixth month anniversary of his separation from service.

The employment agreements with each of the named executive officers other than Mr. Grescovich provide that if the executive becomes disabled or incapacitated to the extent that he or she is unable to perform the duties of his or her position, he or she shall receive short-term disability benefits equal to 100% of his or her monthly compensation beginning on the 15th day of disability and continuing until the 180th day of disability and long-term disability benefits equal to 66% of monthly salary beginning on the 181st day of disability and continuing until he or she attains age 65.  These benefits will be reduced by the amount of any benefits payable to the executive under any other disability program of Banner Bank.  The Bank currently provides disability benefits with certain limitations to all full-time employees.  In addition, during any period of disability, the executive and his or her dependents shall, to the greatest extent possible, continue to be covered under all executive benefits plans of Banner Bank, including without limitation, its retirement plans, life insurance plan and health insurance plans, as if actively employed by Banner Bank.  If the executive is disabled for a continuous period exceeding six calendar months, Banner Bank may, at its election, terminate the employment agreement.  If the executive’s disability does not constitute a disability within the meaning of Section 409A of the Internal Revenue Code, and the executive is a “specified employee” within the meaning of Section 409A, then disability payments will not begin until the earlier of the executive’s death or the sixth month anniversary of the executive’s separation from service.

The employment of the executives is terminable at any time for just cause as defined in the agreements.  In addition, the employment of an executive may be terminated without just cause, in which case the agreements provide that the named executive officers other than Mr. Grescovich would continue to receive (1) base salary over the remaining term and (2) the executive’s group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance for the remaining term.  Mr. Grescovich’s agreement provides that we must pay him a lump sum equal to two times the sum of (1) his annual salary in effect on the date of termination and (2) any unearned performance-based bonus based on the target opportunity on the date of termination.  We would also be required to pay to him any earned but unpaid performance-based bonus and continue his group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance for 24 months after the date of termination.

The employment agreements also provide for benefits in the event of the executives’ termination in connection with a change in control.  For the named executive officers other than Mr. Grescovich, if, within six months prior to a change in control or 24 months after a change in control, we (or our acquiror) terminate an executive’s employment or otherwise change the circumstances in which he or she is employed, or cause a reduction in responsibilities or authority or compensation or other benefits provided under the employment agreement without consent, other than for just cause, the agreements provide that we must pay to the executive and provide him or her, or his or her beneficiaries, dependents and estate, with the following: (1) 2.99 times the executive’s base amount as defined in Section 280G of the Internal Revenue Code (and for Mr. Conner, his target annual bonus opportunity); and (2) during the period of 36 calendar months beginning with the event of termination, continued coverage under all Banner employee benefit plans as if the executive were still employed during that period under the employment agreement.  If Mr. Grescovich’s employment is terminated within 24 months of a change in control, we must pay him a lump sum equal to three times the sum of (1) his annual salary in effect on the date of termination and (2) any unearned performance-based bonus based on the target opportunity on the date of termination.  We would also be required to pay to him any earned but unpaid performance-based bonus and continue his group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance for 36 months after the date of termination.  The employment agreements limit these payments and do not allow payments of amounts in excess of the limits imposed by Section 280G of the Internal Revenue Code.

Supplemental Executive Retirement Program. We adopted a SERP for Mr. Barton and Ms. Purcell.  At termination of employment at or after attaining age 68 for Mr. Barton and 62 for Ms. Purcell and having achieved a service requirement, the executive’s annual benefit under the SERP would be computed as the product of 4% for Mr.

Barton and 3% for Ms. Purcell of the executive’s final average compensation (defined as the three calendar years of the executive’s annual cash compensation, including bonuses, which produce the highest average within the executive’s final eight full calendar years of employment) and the executive’s annual years of service (subsequent to January 1, 2007 for Mr. Barton) (called the “supplemental benefit”).  However, the supplemental benefit would be limited such that the sum of (1) amounts payable from the executive’s other retirement benefits from Banner and Banner Bank and (2) the supplemental benefit may not exceed 60% of final average compensation (for Mr. Barton, the supplemental benefit may not exceed the product of 3% times his total years of service and his final average compensation).  Payment of the supplemental benefit begins on the first day of the month next following the executive’s retirement date and continues monthly for the executive’s life, unless the executive is a specified employee (as defined in Section 409A of the Internal Revenue Code), in which case payment begins on the first day of the month following the six-month anniversary of the executive’s termination of employment.  The executives are eligible for a reduced benefit upon retirement prior to age 68 for Mr. Barton and age 62 for Ms. Purcell if they meet the years of service requirements in their individual agreements; however, no benefit payment will begin before age 68 for Mr. Barton and age 62 for Ms. Purcell and payments will be subject to the delayed distribution requirements if the executive is a specified employee.

In the event of an executive’s death, the executive’s surviving spouse shall receive a spouse’s supplemental benefit.  If the death occurs following the executive’s retirement date, the surviving spouse shall be entitled to a spouse’s supplemental benefit, payable for life, equal to 50% of the monthly amount of the supplemental benefit payable to the executive prior to his or her death.  If the death occurs while the executive is actively employed by Banner or any of its affiliates, the surviving spouse shall receive a spouse’s supplement benefit equal to 50% of the amount the executive would have received as a supplemental benefit if the executive’s retirement date had occurred on the date immediately preceding the executive’s death.

With respect to each of the named executive officers, the agreement provides that in the event of the executive’s involuntary termination of employment on or after the effective date of a change in control, the date of termination shall be treated as the executive’s retirement date and he or she shall be entitled to receive a supplemental benefit.  If the executive had reached his or her retirement date, the supplemental benefit would be calculated as described above for normal retirement and if the executive had not reached his or her retirement date but had satisfied the years of service requirement, the supplemental benefit would be calculated as described above for early retirement.  No benefit payment will begin before age 68 for Mr. Barton and age 62 for Ms. Purcell and payments will be subject to the delayed distribution requirements if the executive is a specified employee.

The supplemental benefit shall cease to be paid to the executive (and rights to the spouse’s supplemental benefit shall terminate) if the executive (1) discloses material confidential information or trade secrets concerning Banner Bank or any of its subsidiaries without its consent or (2) engages in any activity that is materially damaging to the Bank including engaging in competitive employment during the three-year period beginning on the executive’s retirement date (or in the case of Mr. Barton, during the two-year period beginning on the date of his involuntary termination of employment on or after the effective date of a change of control).

Equity Plans.  The 2012 Restricted Stock and Incentive Bonus Plan, as amended on April 23, 2013, provides that accelerated vesting of restricted stock will occur only upon completion of a change in control and involuntary separation from employment (including voluntary separation for good reason) of the recipient during the 12-month period following the effective date of the change in control (known as a “double trigger”).  The 2014 Omnibus Incentive Plan was amended in 2015 to provide that restricted stock, restricted stock units and performance awards will become fully vested and stock options and stock appreciation rights will become fully exercisable only upon a double trigger. Our 2012 Restricted Stock and Inventive Bonus Plan and 2014 Omnibus Equity Plan also provide for accelerated vesting of awards if a recipient’s service is terminated as a result of death or disability.

Chief Executive Officer Pay Ratio

In August 2015 pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC adopted Item 402(u) of Regulation S-K, requiring annual disclosure of the ratio of the annual total compensation of the Chief Executive Officer to the median employee’s annual total compensation.  For 2019, this information is as follows:

•	Mr. Grescovich, Chief Executive Officer, annual total compensation: $ 2,256,433
•	Median employee annual total compensation: $ 51,133
•	Ratio of Chief Executive Officer to median employee compensation: 44 to 1

We have concluded that it is appropriate to identify a new median employee for this year’s disclosure.  There was a material change to the previously identified median employee’s compensation and role within the organization during 2019.  In determining the new median employee, we used a listing of all employees, excluding our Chief Executive Officer, as of December 31, 2019.  To identify our median employee, we included all elements of total direct compensation (defined as the total value of salaries, commissions, bonuses, and short- and long-term incentives provided regularly and consistently to the employee base) paid in 2019 as our consistently applied compensation measure. The value of long-term incentive awards issued during 2019 was based on the fair market value of the award at the time of grant. Compensation for full-time employees hired during 2019 was annualized.

As a result of the flexibility permitted by Item 402(u), the method we used to determine our median employee may differ from the methods used by our peers, so the ratios may not be comparable.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Roberto R. Herencia, Connie R. Collingsworth, Kevin F. Riordan and Merline Saintil.  No members of the Compensation Committee were officers or employees of Banner or any of its subsidiaries during the year ended December 31, 2019, nor were they formerly Banner officers or had any relationships otherwise requiring disclosure.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, we are required to periodically include in our annual meeting proxy statements and present at the annual meeting of shareholders a non-binding shareholder resolution to approve the compensation of our named executive officers, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the SEC.  This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of Banner’s executives as disclosed in the Proxy Statement.  At the 2018 annual meeting of shareholders, we were also required under the Dodd-Frank Act to include a non-binding shareholder resolution regarding the frequency of future votes on executive compensation.  Shareholders voted in favor of holding an annual vote and the Board of Directors determined to hold an annual shareholder advisory vote to approve the compensation of our named executive officers.  We will continue to hold an annual vote until such time that the frequency vote is next presented to shareholders or until the Board determines that a different frequency is in the best interest of Banner.

The say-on-pay proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of Banner Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in the Proxy Statement for the 2020 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It will also not affect any compensation paid or awarded to any executive.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of Banner and Banner Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers and to align to the greatest extent possible the interests of management and shareholders.  Our Board of Directors believes that our compensation policies and procedures achieve these objectives.  The Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

AUDIT COMMITTEE MATTERS

Audit Committee Charter.  The Audit Committee operates pursuant to a charter approved by our Board of Directors.  The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring our financial accounting and reporting, system of internal controls established by management and audit process.  The charter sets out the responsibilities, authority and specific duties of the Audit Committee.  The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to our independent registered public accounting firm, the internal audit department and management.

Report of the Audit Committee.  The Audit Committee reports as follows with respect to Banner’s audited financial statements for the year ended December 31, 2019:

•	The Audit Committee has completed its review and discussion of the 2019 audited financial statements with management;

•
The Audit Committee has discussed with the independent registered public accounting firm (Moss Adams LLP) the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301, Communications with Audit Committees;

•
The Audit Committee has received written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence; and

•
The Audit Committee has, based on its review and discussions with management of the 2019 audited financial statements and discussions with the independent registered public accounting firm, recommended to the Board of Directors that Banner’s audited financial statements for the year ended December 31, 2019 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Audit Committee Kevin F. Riordan, Chairman David A. Klaue John R. Layman David I. Matson

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2020 and that appointment is being submitted to shareholders for ratification.  Although ratification is not required by our Bylaws or otherwise, the Board is submitting the appointment of Moss Adams LLP to our shareholders for ratification as a matter of good corporate practice.  If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to appoint another registered public accounting firm.  Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Banner and our shareholders.  Moss Adams LLP served as our independent registered public accounting firm for the year ended December 31, 2019 and a representative of the firm will be present at the annual meeting to respond to shareholders’ questions and will have the opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm.

The following table sets forth the aggregate fees billed, or expected to be billed, to us by Moss Adams LLP for professional services rendered for the fiscal years ended December 31, 2019 and 2018.

	Year Ended December 31,
	2019	2018
Audit Fees (1)	$1,223,350	$1,178,064
Audit-Related Fees	--	--
Tax Fees (2)	--	404
All Other Fees	--	--
__________
(1)	For 2019, includes estimated amounts to be billed.
(2)	For 2018, includes consultation regarding tax depreciation.

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services to be provided by the independent registered public accounting firm in connection with the Committee’s annual review of its charter.  Pre-approval may be granted by action of the full Audit Committee or by delegated authority to one or more members of the Audit Committee.  If this authority is delegated, all approved non-audit services will be presented to the Audit Committee at its next meeting.  In considering non-audit services, the Audit Committee or its delegate will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm.  For the year ended December 31, 2019, the Audit Committee approved all of the services provided by Moss Adams LLP that were designated as audit-related fees, tax fees and all other fees as set forth in the table above.

The Audit Committee of the Board of Directors determined that all of the services performed by Moss Adams LLP in fiscal year 2019 were not incompatible with Moss Adams LLP maintaining its independence.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will bear the cost of solicitation of proxies, and will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Banner’s common stock.  In addition to solicitations via the Internet and by mail, our directors, officers and regular employees may solicit proxies personally or by telecopier or telephone without additional compensation.

Banner’s 2019 Annual Report to Shareholders, including financial statements, has been mailed to all shareholders of record as of the close of business on March 2, 2020.  Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to us or by accessing our proxy materials online at www.bannerbank.com/proxymaterialshttp://www.investorvote.com/banr.  The Annual Report is not to be treated as part of the proxy solicitation material or having been incorporated herein by reference.

A copy of Banner’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, will be furnished without charge to shareholders of record as of March 2, 2020 upon written request to Craig Miller, Secretary, Banner Corporation, 10 S. First Avenue, Post Office Box 907, Walla Walla, Washington 99362.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at our annual meeting to be held in 2021 must be received by us no later than November 23, 2020 to be considered for inclusion in the proxy materials and form of proxy relating to that meeting.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act.

In addition, our Articles of Incorporation provide that in order for business to be brought before the annual meeting, a shareholder must deliver notice to the Secretary not less than 30 nor more than 60 days prior to the date of the annual meeting; provided that if less than 31 days’ notice of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders.  The notice must state the shareholder’s name, address and number of shares of Banner common stock held, and briefly discuss the business to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any interest of the shareholder in the proposal.

Our Articles of Incorporation provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to our Secretary not less than 30 days nor more than 60 days prior to the date of the annual meeting of shareholders; provided, however, that if less than 31 days’ notice of the annual meeting is given to shareholders, such written notice must be delivered to our Secretary not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders.  The notice must set forth (1) the name, age, business address and, if known, residence address of each nominee for election as a director, (2) the principal occupation or employment of each nominee, (3) the number of shares of Banner common stock which are beneficially owned by each such nominee, (4) such other information as would be required to be included pursuant to the Securities Exchange Act in a proxy statement soliciting proxies for the election of the proposed nominee, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (5) as to the shareholder giving such notice (a) his or her name and address as they appear on our books and (b) the class and number of Banner shares which are beneficially owned by such shareholder.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ CRAIG MILLER
CRAIG MILLER SECRETARY

Walla Walla, Washington
March 23, 2020

Your vote matters - here's how to vote! You may vote online or by phone instead of mailing this card.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]
Votes submitted electronically must be
received by 1:00 a.m., Central Time, on
April 29, 2020

Online
Go to www.investorvote.com/BANR or scan
the QR code -  login details are located in
the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within
the USA, US territories & Canada

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2020 Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1. Election of Directors
	For Against Abstain		For Against Abstain		For Against Abstain
01- Mark J. Grescovich	[ ] [ ] [ ]	02 - David A. Klaue	[ ] [ ] [ ]	03- Merline Saintil	[ ] [ ] [ ]
(for three-year term)		(for three-year term)		(for three-year term)

	For Against Abstain		For Against Abstain
2. Advisory approval of the compensation of Banner Corporation's named executive officers.	[ ] [ ] [ ]	3. Ratification of the Audit Committee's appointment of Moss Adams LLP as the independent registered public accounting firm for the year ended December 31, 2020.	[ ] [ ] [ ]

B Authorized Signatures — This section must be completed for your vote to be counted.  Please date and sign below.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

2020 Annual Meeting Admission Ticket
2020 Annual Meeting of Banner Corporation Shareholders

April 29, 2020 10:00 a.m. Local Time
Marcus Whitman Hotel
6 West Rose Street, Walla Walla, Washington
Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at:  www.bannerbank.com/proxymaterials

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/BANR

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Banner Corporation — Revocable Proxy

2020 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting - April 29, 2020
The above-signed hereby appoints Brent A. Orrico and Craig Miller, and each of them, with full powers of substitution to act as attorneys and proxies for the above-signed, to vote all shares of common stock of Banner Corporation ("Banner") which the above-signed is entitled to vote at the annual meeting of shareholders, to be held at the Marcus Whitman Hotel, 6 West Rose Street, Walla Walla, Washington, on Wednesday, April 29, 2020, at 10:00 a.m., local time, and at any and all adjournments thereof, as indicated.
This proxy also provides voting instructions to the Trustees of the Banner Corporation 401(k) Plan for participants with shares allocated to their accounts.
This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of our director nominees, and FOR Proposals 2 and 3.  If any other business is presented at such meeting, this proxy will be voted by the proxies named above in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority to the proxies named above to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Should the above-signed be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of Banner at the annual meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.
The above-signed acknowledges receipt from Banner prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated on or about March 23, 2020 and the 2019 Annual Report to Shareholders.

(Items to be voted appear on reverse side.)
C Non-Voting Items
Change of Address - Please print new address below.	Comments - Please print your comments below.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

2020 Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1. Election of Directors
	For Against Abstain		For Against Abstain		For Against Abstain
01- Mark J. Grescovich	[ ] [ ] [ ]	02 - David A. Klaue	[ ] [ ] [ ]	03- Merline Saintil	[ ] [ ] [ ]
(for three-year term)		(for three-year term)		(for three-year term)

	For Against Abstain		For Against Abstain
2. Advisory approval of the compensation of Banner Corporation's named executive officers.	[ ] [ ] [ ]	3. Ratification of the Audit Committee's appointment of Moss Adams LLP as the independent registered public accounting firm for the year ended December 31, 2020.	[ ] [ ] [ ]

B Authorized Signatures — This section must be completed for your vote to be counted.  Please date and sign below.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Banner Corporation — Revocable Proxy

2020 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting - April 29, 2020
The above-signed hereby appoints Brent A. Orrico and Craig Miller, and each of them, with full powers of substitution to act as attorneys and proxies for the above-signed, to vote all shares of common stock of Banner Corporation ("Banner") which the above-signed is entitled to vote at the annual meeting of shareholders, to be held at the Marcus Whitman Hotel, 6 West Rose Street, Walla Walla, Washington, on Wednesday, April 29, 2020, at 10:00 a.m., local time, and at any and all adjournments thereof, as indicated.
This proxy also provides voting instructions to the Trustees of the Banner Corporation 401(k) Plan for participants with shares allocated to their accounts.
This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of our director nominees, and FOR Proposals 2 and 3.  If any other business is presented at such meeting, this proxy will be voted by the proxies named above in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority to the proxies named above to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Should the above-signed be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of Banner at the annual meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.
The above-signed acknowledges receipt from Banner prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated on or about March 23, 2020 and the 2019 Annual Report to Shareholders.

(Items to be voted appear on reverse side.)